CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
Exchange-Traded Notes due 2031	$10,000,000	$1,161.00

June 2011 Pricing Supplement No. 728 to Registration Statement No. 333-156423 Dated June 28, 2011 Filed pursuant to Rule 424(b)(2)
Morgan Stanley S&P 500 Crude Oil Linked ETNs due July 1, 2031
Morgan Stanley S&P 500 Crude Oil Linked ETNs issued by Morgan Stanley (the “ETNs”) offer the opportunity for investors to receive at maturity, or upon an earlier repurchase at Morgan Stanley’s option, upon an automatic call or at the investor’s request to repurchase a minimum of a 100,000 ETNs (the “minimum exchange amount”), an amount of cash that may be more or less than the stated principal amount per ETN based on the positive or negative performance of the S&P 500 Oil Hedged Index (the “index”). Whether the index performance is positive or negative, the cash amount you receive will be reduced by a tracking fee that will accrue on a daily basis at a rate of 0.79% per annum, see “Specific Terms of the ETNs—Tracking Fee” and in the case of a repurchase at your option, a repurchase fee of 0.125%.  The index tracks the combined returns of an investment of equal notional U.S. dollar amounts in (i) the S&P 500 Total Return Index and (ii) two equally-weighted long positions in near-term exchange-traded NYMEX Crude Oil and ICE Brent Crude Oil futures contracts, and its level will increase when, taken as a whole, the level of the S&P 500 Total Return Index and the value of the oil futures increase. Unlike ordinary debt securities, the ETNs do not pay interest and do not guarantee any return of principal at maturity or upon an earlier repurchase. The payment at maturity per ETN may be less, and potentially significantly less, than the stated principal amount and could be zero. The ETNs are senior unsecured obligations of Morgan Stanley, and all payments on the ETNs are subject to the credit risk of Morgan Stanley.
FINAL TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$10,000,000 (1). May be increased prior to the initial settlement date but we are not required to do so.
Issue price:	100% of the stated principal amount per ETN
Stated principal amount:	$25.00 per ETN
Interest:	None
Inception date:	June 28, 2011
Initial settlement date:	July 1, 2011
Maturity date:
July 1, 2031, subject to postponement for non-trading days and market disruption events, and subject to acceleration, as described below under “Specific Terms of the ETNs—Payment at Maturity—Maturity date.”

Index:	The S&P 500 Oil Hedged Index. For a detailed description of the index, see “Information about the Index” below.
Tracking fee rate:	0.79% per annum
Payment at maturity:
If you hold your ETNs to maturity, you will receive a cash payment at maturity equal to the stated principal amount of your ETNs multiplied by the index performance ratio minus the tracking fee, each as determined on the final valuation date.

Index performance ratio:	The index performance ratio on any given day will be equal to the index closing level on that day divided by the index starting level.
Index starting level:	6,956.67, which is the index closing level on the inception date.
Investor repurchase option:
Subject to the requirements described below under “Specific Terms of the ETNs—Investor Repurchase Option,” you may require us to repurchase 100,000 or more of your ETNs during the term of the ETNs on any repurchase date. If you require us to repurchase your ETNs prior to maturity, you will receive a cash payment on the repurchase date equal to the repurchase settlement amount minus the repurchase fee amount, each as determined on the applicable valuation date. The issuer may from time to time reduce the minimum exchange amount, and any such reduction will apply consistently for all holders of the ETNs at the time the reduction becomes effective.

Issuer call right:
The issuer may repurchase the ETNs at any time, in whole and not in part, during the term of the ETNs upon a minimum of three business days’ notice (the “call notice”) prior to any repurchase date (the date of such notice, the “call notice date”). If the issuer elects to exercise its repurchase right, you will receive a cash payment on the repurchase date equal to the repurchase settlement amount, as determined on the call notice date, which will be the valuation date.

Valuation date:
The applicable valuation date means with respect to: (i) an investor’s repurchase option, the first trading day immediately following the trading day on which you deliver a repurchase notice to Morgan Stanley in compliance with the repurchase requirements described below under “Specific Terms of the ETNs—Investor Repurchase Option,” (ii) the issuer’s repurchase option, the call notice date, (iii) an automatic call, the index business day immediately following the date on which an automatic call is triggered as described below; and (iv) the maturity date, the final valuation date. Each valuation date is subject to postponement as described herein.  If the issuer sends a call notice on or before the date that either the investor delivers the repurchase notice or an automatic call is triggered, the applicable valuation date will be the date such call notice is sent as described herein.

Automatic call:
If the intraday indicative value at any time during any index business day has declined by at least 50% from the closing indicative value as of the most recent rebalancing date for the Index (or if no rebalancing date has occurred since the inception date, from the stated principal amount per ETN), all of the ETNs will be automatically repurchased by the issuer at the repurchase settlement amount, as determined on the immediately following index business day, which will be the applicable valuation date.

CUSIP / ISIN:	61760E390 / US61760E3909
Listing:
The ETNs have been approved for listing on NYSE Arca, Inc. (“NYSE Arca”) under the ticker symbol “BARL,” subject to official notice of issuance. It is not possible to predict whether any secondary market for the ETNs will develop.

Terms continued on the following page
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Issuer
Per ETN	$25.00	$0.00	$25.00
Total	$10,000,000	$0.00	$10,000,000
(1)
On the inception date, we sold $1,000,000 of the ETNs at 100% of their stated principal amount.  We expect the remainder of the ETNs to be offered and sold to other dealers and investors from time to time through our affiliate, MS & Co., as agent.  Sales of the ETNs after the inception date will be made at market prices prevailing at the time of sale, or at negotiated prices.  We will receive proceeds equal to 100% of the price at which the ETNs are sold by us.

(2)
Following the inception date and from time to time, we may sell the ETNs for a price of up to 101% of their current issuance amount, as calculated by MS & Co. as of the date of such sale. MS & Co.or dealers purchasing as principal may receive a commission of up to 1% of such issuance amount and we will receive net proceeds equal to 100% of such issuance amount. In addition, we reserve the right to pay a portion of the annual tracking fee to MS & Co. and certain broker-dealers in consideration for services relating to the ETNs including, but not limited to, promotion and distribution. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.” For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

The ETNs involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 14.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these ETNs, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.
Prospectus Supplement dated December 23, 2008                 Prospectus dated December 23, 2008
The ETNs are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Terms continued from the previous page
Index publisher:
The index was created and is calculated and published daily and rebalanced monthly by Standard & Poor’s Financial Services LLC, a subsidiary of the McGraw-Hill Companies, Inc. (“S&P”); provided that in certain circumstances S&P may rebalance sooner as described under “Information about the Index—Accelerated Rebalancing Date.”

Tracking fee:
The tracking fee on the inception date will equal zero. On each subsequent calendar day until maturity or earlier repurchase of the ETNs, the tracking fee will increase by an amount equal to the daily fee amount for such day.

Because the tracking fee reduces the amount of your payment at maturity or upon any earlier repurchase, the level of the index must increase by an amount sufficient to offset the tracking fee applicable to your ETNs in order for you to receive at least the return of your investment in the ETNs at maturity or upon any earlier repurchase. If the level of the index decreases or does not increase sufficiently from the time you purchase your ETNs, you will receive less than your investment in the ETNs at maturity or upon any earlier repurchase.

Daily fee amount:
The daily fee amount on any calendar day will be equal to (i) the tracking fee rate multiplied by (ii) the stated principal amount of your ETNs multiplied by (iii) the index performance ratio on that day (or, if such day is not an index business day, the index performance ratio on the immediately preceding index business day) divided by (iv) 365.

Repurchase date:
(i) In the case of the investor repurchase option or an automatic call, the third business day following the applicable valuation date and (ii) in the case of the issuer call right, the date specified in the call notice, which will not be less than three business days following the call notice date.

Repurchase fee:	0.125%
Repurchase fee amount:	As of any repurchase date, an amount in cash equal to the product of (i) the repurchase fee and (ii) the applicable repurchase settlement amount.
Repurchase settlement amount:	An amount equal to the stated principal amount of your ETNs multiplied by the index performance ratio minus the tracking fee, each as determined on the applicable valuation date.
Final valuation date:	June 26, 2031, subject to postponement for market disruption events and non-trading days
Calculation agent:	MS & Co.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly owned subsidiary of Morgan Stanley. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

June 2011

Morgan Stanley S&P 500 Crude Oil Linked ETNs due July 1, 2031

Investment Overview

The ETNs are based on the performance of the S&P 500 Oil Hedged Index (the “Index”), which seeks to simulate the combined returns of an investment of equal notional U.S. dollar amounts in the S&P 500® Total Return Index (the “Equity Index”) and long positions in near-term exchange-traded NYMEX Crude Oil and ICE Brent Crude Oil futures contracts (the “Oil Futures”), as further described herein. On a monthly basis, the Index rebalances the notional allocations to the Equity Index and the Oil Futures, so that the notional allocation to each of the two Oil Futures is equal to exactly 50% of the notional allocation to the Equity Index, which is denominated in U.S. dollars, as of each rebalancing date. The equal weighting of the Equity Index and the Oil Futures in the Index provides exposure to large-cap equities and the price of crude oil. As a result, the effect of an increase in the level of the Equity Index or the value of the Oil Futures on the level of the Index may be partially or completely offset by a decline in the value of one or more other components of the Index on any day that the level of the Index is determined. At maturity or upon an earlier repurchase of the ETNs, you will receive an amount of cash based on the positive or negative performance of the Index less the tracking fee.  Additionally, if you elect to have us repurchase the ETNs, such amount of cash you receive will be less the repurchase fee amount.  Consequently, if the level of the Index on the applicable valuation date has decreased or has not increased sufficiently from the time of your purchase to offset the tracking fee and, if applicable, the repurchase fee, you will receive less than the purchase price of your ETNs. You must be willing to accept the risk of loss of some or all of your investment and to forgo interest payments. The ETNs are subject to the credit risk of Morgan Stanley.

Important Note About the ETNs

An investment in the ETNs is not a hedged investment in the S&P 500 Total Return Index or in the Oil Futures contracts and your entire investment is at risk. Instead, an investment in the ETNs represents equally weighted long investments in the S&P 500 Total Return Index and in the Oil Futures contracts. As of each rebalancing date, for each dollar you have invested in the ETNs, you will have one dollar of notional exposure to the Equity Index and one dollar of notional exposure to the Oil Futures. This way, the ETNs provide leveraged exposure and you should be aware that any percentage declines in the Equity Index level and Oil Futures prices are additive, such that, for example, a 40% decline in the Equity Index level and a 60% decline in the Oil Futures prices would result in a total loss of your investment in the ETNs.

The ETNs do not represent a hedged investment strategy. In the past, the Equity Index level and Oil Futures prices have often been correlated with each other. This correlation may continue and the Equity Index and the Oil Futures may both decline, resulting in a loss on your investment.  See “Risk Factors—Changes in the values of the components of the Index may offset each other or may be correlated with each other” and “—The ETNs do not pay interest and do not guarantee the return of principal” herein.

S&P 500 Oil Hedged Index

The Index was developed by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., which refer to as the index publisher or S&P. The Index is calculated and published daily and rebalanced monthly by S&P, and displayed by Bloomberg under the ticker symbol “SPOILH.” Publication of the Index began on March 14, 2011. The index publisher has retrospectively calculated hypothetical Index levels as though the Index existed as of December 24, 1998 with an index starting level of 1,000 using the same methodology as is currently employed.

Information as of market close on June 28, 2011:

Bloomberg Ticker Symbol of the Index:	SPOILH
Current Index closing level:	6,956.67
52 Weeks Ago:	4,819.16
52 Week High (on 4/29/2011):	8,719.54
52 Week Low (on 7/2/2010):	4,217.32

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Morgan Stanley S&P 500 Crude Oil Linked ETNs due July 1, 2031

The following graph illustrates the trends of the Index from January 1, 2006 through June 28, 2011. For all periods prior to March 14, 2011, the closing levels of the Index used to calculate the percentage changes are hypothetical levels retrospectively calculated by the index publisher using the same methodology as is currently employed for calculating the Index based on historical data. The hypothetical and historical performance of the Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the Index on any date.

Hypothetical and Historical Performance of the Index From January 1, 2006 to June 28, 2011

The following chart illustrates the hypothetical performance of the Index for the past 1-, 3- and 5-year periods, with the closing levels of the Index for the period prior to March 14, 2011 having been retrospectively calculated, as described above.

Hypothetical Performance of the Index*

1 Year	44.35%
3 Year	-65.94%
5 Year	-37.86%

*The performance of the Index does not include any fees associated with the ETNs.  For additional information on the relevant fees applicable to the ETNs, see “Risk Factors—Even if the level of the Index on the applicable valuation date exceeds the level of the Index at the time of your investment, because of the tracking fee and repurchase fee, if applicable, you may receive less than the amount of your initial investment in the ETNs at maturity or upon an earlier repurchase.”

The Index is calculated and disseminated on a real-time basis by the index publisher. The Index is calculated using the last traded price for each component of the Index from the relevant exchanges and markets. Index levels are rounded to two decimal places.

In addition, an “intraday indicative value” for the ETNs meant to approximate the intrinsic economic value of each ETN will be calculated by NYSE Arca and published to Bloomberg or a successor every 15 seconds via the facilities on the Consolidated Tape Association under the symbol “BARL.IV”. We refer to the intraday indicative value for the ETNs at the close of trading on any index business day as the “closing indicative value”. The intraday indicative value calculation will be provided for reference purposes only. It is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale or termination of your ETNs, nor will it reflect transaction costs, credit considerations, market liquidity or bid-offer spreads. The actual trading prices of the ETNs may vary significantly from their intraday indicative values.

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Morgan Stanley S&P 500 Crude Oil Linked ETNs due July 1, 2031

Key Investment Rationale

Investors can use the ETNs to gain long exposure to the S&P 500 Oil Hedged Index and to obtain a measure of diversification of underlying asset class exposure from traditional fixed income / equity investments.

Upside and Downside Exposure to the Index	▪ The ETNs provide investors with access to long exposure to the S&P 500 Total Return Index and near-term crude oil futures contracts, as represented by the Index return.
▪  The ETNs may be suitable for investors who believe that, taken together, the S&P 500 Total Return Index and the near-term oil futures contracts that are components of the Index will increase in value while such investors hold the ETNs.

Summary of Selected Key Risks (see page 14)

▪	The ETNs do not pay interest and do not guarantee the return of principal.
▪	The ETNs are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the ETNs.
▪
Even if the level of the Index on the applicable valuation date exceeds the level of the Index at the time of your investment, because of the tracking fee, you may receive less than the amount of your initial investment in the ETNs at maturity or upon an earlier repurchase.

▪	Not equivalent to investing in the Index, the Oil Futures or the S&P 500 Total Return Index; no shareholder rights in the component stocks of the S&P 500 Total Return Index.
▪	The market price of the ETNs will be influenced by many unpredictable factors, including the level of the Index and the value of the Oil Futures and the Equity Index underlying the Index.
▪	The prices of ICE Brent Crude Oil futures contracts and NYMEX Crude Oil futures contracts may not be correlated.
▪	Changes in the values of the components of the Index may offset each other or may be correlated with each other.
▪	The value of the Oil Futures may change unpredictably and affect the value of the ETNs in unforeseeable ways.
▪	Higher prices for futures contracts on oil relative to current prices may adversely affect the level of the Index and the value of the ETNs.
▪	There are restrictions on the minimum number of ETNs you may require us to repurchase and on the procedures and timing for early repurchase.
▪
The ETNs are subject to repurchase by us at any time. In addition, the ETNs will be automatically repurchased if the intraday indicative value at any time during any index business day has declined by at least 50% from the closing indicative value as of the most recent rebalancing date for the Index.

▪
The ETNs are subject to acceleration prior to maturity in certain circumstances and if the maturity of the ETNs is accelerated, you may receive substantially less than the stated principal amount of your ETNs.

▪	Adjustments to the Index could adversely affect the value of the ETNs.
▪	Hedging and trading activity by affiliates of the issuer could potentially adversely affect the value of the ETNs.
▪	There are uncertainties regarding the Index because of its limited performance history.
▪	Indicative and historical levels of the Index should not be taken as an indication of future performance during the term of the ETNs.
▪	Secondary trading may be limited and you could receive less, and possibly significantly less, than the stated principal amount per ETN if you try to sell your ETNs.
▪	We or our affiliates may have economic interests adverse to those of the holders of the ETNs.
▪	Morgan Stanley and its affiliates have no affiliation with the index publisher and are not responsible for its public disclosure of information.
▪	Suspensions or disruptions of market trading in crude oil and related futures markets could adversely affect the price of the ETNs.
▪	The Index may in the future include contracts that are not traded on regulated futures exchanges.
▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the ETNs.
▪	There is uncertainty regarding the U.S. federal income tax consequences of an investment in an ETN.

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Morgan Stanley S&P 500 Crude Oil Linked ETNs due July 1, 2031

Fact Sheet

The ETNs offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity or upon an earlier repurchase and have the terms described in this offering document and the accompanying prospectus supplement and prospectus. At maturity (including upon acceleration) or upon an earlier repurchase of the ETNs, an investor will receive a cash payment based on the positive or negative performance of the Index less a tracking fee. The ETNs are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Because we have provided a summary of the terms of the ETNs in this section, you should read the detailed description of the terms of the ETNs found in “Specific Terms of the ETNs” starting on page 21.

Key Dates
Inception Date:	Initial Settlement Date:	Maturity Date:
June 28, 2011	July 1, 2011	July 1, 2031, subject to postponement for market disruption events and non-trading days, as described below under “Specific Terms of the ETNs—Payment at Maturity—Maturity Date.”
Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$10,000,000(1). May be increased prior to the initial settlement date but we are not required to do so.
Issue price:	100% of the stated principal amount per ETN
Stated principal amount:	$25.00 per ETN
Authorized denominations:	$25.00 per ETN
Interest:	None
Index:	The S&P 500 Oil Hedged Index
Index publisher:
The Index was created and is calculated and published daily and rebalanced monthly by S&P; provided that in certain circumstances S&P may rebalance sooner as described under “Information about the Index—Accelerated Rebalancing Date.”

Payment at maturity:
If you hold your ETNs to maturity, you will receive a cash payment equal to the stated principal amount of your ETNs multiplied by the index performance ratio minus the tracking fee, each as determined on the final valuation date.

Index performance ratio:	The index performance ratio on any day will be equal to the index closing level on that day divided by the index starting level.
Index closing level:
For any index business day, the closing level of the index published at the regular weekday close of trading on that index business day. In certain circumstances, the index closing level will be based on the alternate calculation of the index described under “Specific Terms of the ETNs—Discontinuance of the Index; Alteration of Method of Calculation” below.

Index starting level:	6,956.67, which is the index closing level on the inception date
Tracking fee rate:	0.79% per annum
Tracking fee:
The tracking fee on the inception date will equal zero. On each subsequent calendar day until maturity or earlier repurchase of the ETNs, the tracking fee will increase by an amount equal to the daily fee amount for such day.

Because the tracking fee reduces the amount of your payment at maturity or upon any earlier repurchase, the level of the index must increase by an amount sufficient to offset the tracking fee applicable to your ETNs in order for you to receive at least a return of your investment in the ETNs at maturity or upon any earlier repurchase. If the level of the index decreases or does not increase sufficiently from the time you purchase your ETNs, you will receive less than your investment in the ETNs at maturity or upon any earlier repurchase.

Daily fee amount:
The daily fee amount on any calendar day will be equal to (i) the tracking fee rate multiplied by (ii) the stated principal amount of your ETNs multiplied by (iii) the index performance ratio on that day (or, if such day is not an index business day, the index performance ratio on the immediately preceding index business day) divided by (iv) 365.

Investor repurchase option:
Subject to the requirements described in more detail below in this offering document, you may require us to repurchase 100,000 or more of your ETNs during the term of the ETNs on any repurchase date. The issuer may from time to time reduce the minimum exchange amount, and any such reduction will apply consistently for all holders of the ETNs at the time the reduction becomes effective.

To elect to have us repurchase your ETNs on any repurchase date, you must deliver by fax or email an official notice of repurchase, substantially in the form attached as Annex A to this offering document, to us no later than 12:00 p.m., New York City time, on the trading day prior to the applicable valuation date and we must acknowledge receipt of such notice by 4:00 p.m. on such day. The procedural requirements for exercising the repurchase right are described in more detail under “Specific Term of the ETNs—Investor Repurchase Option” below. If such requirements are not complied with, your ETNs

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Morgan Stanley S&P 500 Crude Oil Linked ETNs due July 1, 2031

will not be deemed properly designated for repurchase and we will not repurchase your ETNs on the applicable repurchase date. The notice of repurchase is irrevocable when given. If we repurchase your ETNs prior to maturity, you will receive a cash payment equal to the repurchase settlement amount minus the repurchase fee amount. The last day you may deliver a notice of repurchase for the ETNs is June 25, 2031.
Issuer call right:
The issuer may repurchase the ETNs at any time, in whole and not in part, during the term of the ETNs upon a minimum of three business days’ notice (the “call notice”) prior to any repurchase date (the date of such notice, the “call notice date”). If the issuer elects to exercise its repurchase right, you will receive a cash payment equal to the repurchase settlement amount, as determined on the call notice date, which is the applicable valuation date.

Repurchase date:
(i) In the case of the investor repurchase option or automatic call, the third business day following the applicable valuation date and (ii) in the case of the issuer call right, the date specified in the call notice, which will not be less than three business days following the call notice date.

Repurchase fee:	0.125%
Repurchase fee amount:	As of any repurchase date, an amount in cash equal to the product of (i) the repurchase fee and (ii) the applicable repurchase settlement amount.
Repurchase settlement amount:	An amount equal to the stated principal amount of your ETNs multiplied by the index performance ratio minus the tracking fee, each as determined on the applicable valuation date.
Valuation date:
The applicable valuation date means with respect to (i) an investor’s repurchase option, the first trading day immediately following the trading day on which you deliver a repurchase notice to Morgan Stanley in compliance with the repurchase requirements described below under “Specific Terms of the ETNs—Investor Repurchase Option,” (ii) the issuer’s repurchase option, the call notice date, (iii) a repurchase upon an automatic call, the index business day immediately following the date on which an automatic call is triggered as described below; and (iv) the maturity date, the final valuation date. Each valuation date is subject to postponement as described herein.  If the issuer sends a call notice on or before the date that either the investor delivers the repurchase notice or an automatic call is triggered, the applicable valuation date will be the date such call notice is sent as described herein.

Automatic call:
If the intraday indicative value at any time during any index business day has declined by at least 50% from the closing indicative value as of the most recent rebalancing date for the Index (or if no rebalancing date has occurred since the inception date, from the stated principal amount per ETN), all of the ETNs will be automatically repurchased by the issuer at the repurchase settlement amount, as determined on the immediately following index business day, which will be the applicable valuation date.

Final valuation date:	June 26, 2031, subject to postponement for market disruption events and non-trading days as described in “Specific Terms of the ETNs—Payment at Maturity—Final Valuation Date.”
Index business day:	Any day, as determined by the calculation agent, on which the closing level of the Index is calculated and published.
Trading day:	Any day, as determined by the calculation agent, (a) which is an index business day and (b) on which the calculation agent is open for business in New York.
Splits and reverse splits:
The issuer may, but is not obligated to, effect a split or a reverse split of the ETNs in its sole and absolute discretion, which split or reverse split will increase or decrease, as the case may be, the number of ETNs you hold, the stated principal amount per ETN and the authorized denominations of the ETNs following the effective date of any such split or reverse split. See “Specific Terms of the ETNs—Splits and Reverse Splits.”

Risk factors:	Please see “Risk Factors” on page 14.

(1) On the inception date, we sold $1,000,000 of the ETNs at 100% of their stated principal amount.  We expect the remainder of the ETNs to be offered and sold to other dealers and investors from time to time through our affiliate, MS & Co., as agent.

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Morgan Stanley S&P 500 Crude Oil Linked ETNs due July 1, 2031

General Information
Listing:
The ETNs have been approved for listing on NYSE Arca under the ticker symbol “BARL,” subject to official notice of issuance. It is not possible to predict whether any secondary market for the ETNs will develop.

CUSIP:	61760E390
ISIN:	US61760E3909
Tax considerations:	See “United States Federal Taxation” in this offering document.
Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. LLC (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the ETNs will be used primarily for general corporate purposes and in connection with hedging our obligations under the ETNs. The tracking fee covers the costs related to the distribution of the ETNs and includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in managing the hedging of our obligations under the ETNs. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in this offering document.

Supplemental information regarding plan of distribution; conflicts of interest:	See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this offering document.
Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in this offering document.
Validity of the ETNs
In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the ETNs offered by this pricing supplement have been executed and issued by Morgan Stanley and authenticated by the trustee pursuant to the Senior Debt Indenture, and delivered against payment as contemplated herein, such ETNs will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the ETNs and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated March 24, 2011, which has been filed as an exhibit to a Current Report on Form 8-K by Morgan Stanley on March 24, 2011.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

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Morgan Stanley S&P 500 Crude Oil Linked ETNs due July 1, 2031

Hypothetical Payout on the ETNs

At maturity or upon an earlier repurchase of the ETNs, you will receive a cash payment equal to (i) the stated principal amount of the ETNs multiplied by (ii) the index performance ratio on the applicable valuation date minus (iii) the tracking fee on the applicable valuation date.

The examples below show how the payout on the ETNs is calculated and demonstrate the effect of the tracking fee in different circumstances. The examples below are based on (1) a hypothetical index starting level of 7,000, (2) $25 stated principal amount for each ETN and (3) the tracking fee rate of 0.79% per annum. In these examples, for purposes of calculating the tracking fee, we have assumed that the index closing level on each day within a given year is the same as the level on the year end and, therefore, that daily fee amount on each day within a given year will be the same as the daily fee amount on the year end. We have also assumed that the investor holds its ETNs to maturity and therefore has not elected to have Morgan Stanley repurchase its ETNs, subjecting itself to a repurchase fee. Because the level of the Index may be subject to significant fluctuations over the term of the ETNs, it is not possible to present a chart or table illustrating the complete range of possible payout on the ETNs. The numbers in the hypothetical examples below have been rounded for ease of analysis. The following hypothetical examples are provided for illustrative purposes only. Actual results will vary.

EXAMPLE #1:	The Index appreciates 200%. Investors receive a 167.61% return on the ETNs.

A	B	C	D	E	F	G	H
Year End	Hypothetical Index closing level	Hypothetical Index performance ratio	Hypothetical Tracking Fee for the Applicable Year Only	Hypothetical Total Tracking Fee	Hypothetical Amount Payable for each $100 Stated Principal Amount of your ETNs	Return on the ETNs	Percentage Change in the Hypothetical Index closing level from Index starting level
A	B	B/Index starting level	0.79% x Principal x C	Running Total of D	(Principal x C) – E	[(F/Principal) – 1]x100%	[(B/Index starting level)-1]x100%
1	7,700.00	1.10	$0.2173	$0.2173	$27.28	9.13%	10.00%
2	8,400.00	1.20	$0.2370	$0.4543	$29.55	18.18%	20.00%
3	9,100.00	1.30	$0.2568	$0.7110	$31.79	27.16%	30.00%
4	9,800.00	1.40	$0.2765	$0.9875	$34.01	36.05%	40.00%
5	10,500.00	1.50	$0.2963	$1.2838	$36.22	44.87%	50.00%
6	11,200.00	1.60	$0.3160	$1.5998	$38.40	53.60%	60.00%
7	11,900.00	1.70	$0.3358	$1.9355	$40.56	62.26%	70.00%
8	12,600.00	1.80	$0.3555	$2.2910	$42.71	70.84%	80.00%
9	13,300.00	1.90	$0.3753	$2.6663	$44.83	79.34%	90.00%
10	14,000.00	2.00	$0.3950	$3.0613	$46.94	87.76%	100.00%
11	14,700.00	2.10	$0.4148	$3.4760	$49.02	96.10%	110.00%
12	15,400.00	2.20	$0.4345	$3.9105	$51.09	104.36%	120.00%
13	16,100.00	2.30	$0.4543	$4.3648	$53.14	112.54%	130.00%
14	16,800.00	2.40	$0.4740	$4.8388	$55.16	120.65%	140.00%
15	17,500.00	2.50	$0.4938	$5.3325	$57.17	128.67%	150.00%
16	18,200.00	2.60	$0.5135	$5.8460	$59.15	136.62%	160.00%
17	18,900.00	2.70	$0.5333	$6.3793	$61.12	144.48%	170.00%
18	19,600.00	2.80	$0.5530	$6.9323	$63.07	152.27%	180.00%
19	20,300.00	2.90	$0.5728	$7.5050	$65.00	159.98%	190.00%
20	21,000.00	3.00	$0.5925	$8.0975	$66.90	167.61%	200.00%
In Example 1, although the Index has appreciated 200% at maturity, you would receive a 167.61% return on your investment in the ETNs because of the effect of the tracking fee.

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Morgan Stanley S&P 500 Crude Oil Linked ETNs due July 1, 2031

EXAMPLE#2:	The Index declines 64.15%, while the negative return to investors is approximately –73.78% due to the tracking fee.

A	B	C	D	E	F	G	H
Year End	Hypothetical Index closing level	Hypothetical Index performance ratio	Hypothetical Tracking Fee for the Applicable Year Only	Hypothetical Total Tracking Fee	Hypothetical Amount Payable for each $100 Stated Principal Amount of your ETNs	Return on the ETNs	Percentage Change in the Hypothetical Index closing level from Index starting level
A	B	B/Index starting level	0.79% x Principal x C	Running Total of D	(Principal x C) – E	[(F/Principal) –1]x100%	[(B/Index starting level)-1]x100%
1	6,650.00	0.95	$0.1876	$0.1876	$23.56	-5.75%	-5.00%
2	6,317.50	0.90	$0.1782	$0.3659	$22.20	-11.21%	-9.75%
3	6,001.63	0.86	$0.1693	$0.5352	$20.90	-16.40%	-14.26%
4	5,701.54	0.81	$0.1609	$0.6961	$19.67	-21.33%	-18.55%
5	5,416.47	0.77	$0.1528	$0.8489	$18.50	-26.02%	-22.62%
6	5,145.64	0.74	$0.1452	$0.9941	$17.38	-30.47%	-26.49%
7	4,888.36	0.70	$0.1379	$1.1320	$16.33	-34.69%	-30.17%
8	4,643.94	0.66	$0.1310	$1.2630	$15.32	-38.71%	-33.66%
9	4,411.75	0.63	$0.1245	$1.3875	$14.37	-42.53%	-36.98%
10	4,191.16	0.60	$0.1183	$1.5057	$13.46	-46.15%	-40.13%
11	3,981.60	0.57	$0.1123	$1.6181	$12.60	-49.59%	-43.12%
12	3,782.52	0.54	$0.1067	$1.7248	$11.78	-52.86%	-45.96%
13	3,593.39	0.51	$0.1014	$1.8262	$11.01	-55.97%	-48.67%
14	3,413.72	0.49	$0.0963	$1.9225	$10.27	-58.92%	-51.23%
15	3,243.04	0.46	$0.0915	$2.0140	$9.57	-61.73%	-53.67%
16	3,080.89	0.44	$0.0869	$2.1009	$8.90	-64.39%	-55.99%
17	2,926.84	0.42	$0.0826	$2.1835	$8.27	-66.92%	-58.19%
18	2,780.50	0.40	$0.0784	$2.2620	$7.67	-69.33%	-60.28%
19	2,641.48	0.38	$0.0745	$2.3365	$7.10	-71.61%	-62.26%
20	2,509.40	0.36	$0.0708	$2.4073	$6.55	-73.78%	-64.15%

In Example 2, the negative return on the investment in the ETNs as a result of a decline in the value of the Index is exacerbated by the effect of the tracking fee.

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Morgan Stanley S&P 500 Crude Oil Linked ETNs due July 1, 2031

EXAMPLE #3:
The Index initially increases steadily to reach 150% of the index starting level but declines during the remainder of the term and finally closes at 105% of the index starting level. Because of the path the Index level has taken, investors receive a negative return of approximately –14.79%.

A	B	C	D	E	F	G	H
Year End	Hypothetical Index closing level	Hypothetical Index performance ratio	Hypothetical Tracking Fee for the Applicable Year Only	Hypothetical Total Tracking Fee	Hypothetical Amount Payable for each $100 Stated Principal Amount of your ETNs	Return on the ETNs	Percentage Change in the Hypothetical Index closing level from Index starting level
A	B	B/Index starting level	0.79% x Principal x C	Running Total of D	(Principal x C) – E	[(F/Principal) –1]x100%	[(B/Index starting level)-1]x100%
1	7,350.00	1.05	$0.2074	$0.2074	$26.04	4.17%	5.00%
2	7,700.00	1.10	$0.2173	$0.4246	$27.08	8.30%	10.00%
3	8,050.00	1.15	$0.2271	$0.6518	$28.10	12.39%	15.00%
4	8,400.00	1.20	$0.2370	$0.8888	$29.11	16.45%	20.00%
5	8,750.00	1.25	$0.2469	$1.1356	$30.11	20.46%	25.00%
6	9,100.00	1.30	$0.2568	$1.3924	$31.11	24.43%	30.00%
7	9,450.00	1.35	$0.2666	$1.6590	$32.09	28.36%	35.00%
8	9,800.00	1.40	$0.2765	$1.9355	$33.06	32.26%	40.00%
9	10,150.00	1.45	$0.2864	$2.2219	$34.03	36.11%	45.00%
10	10,500.00	1.50	$0.2963	$2.5181	$34.98	39.93%	50.00%
11	10,150.00	1.45	$0.2864	$2.8045	$33.45	33.78%	45.00%
12	9,800.00	1.40	$0.2765	$3.0810	$31.92	27.68%	40.00%
13	9,450.00	1.35	$0.2666	$3.3476	$30.40	21.61%	35.00%
14	9,100.00	1.30	$0.2568	$3.6044	$28.90	15.58%	30.00%
15	8,750.00	1.25	$0.2469	$3.8513	$27.40	9.60%	25.00%
16	8,400.00	1.20	$0.2370	$4.0883	$25.91	3.65%	20.00%
17	8,050.00	1.15	$0.2271	$4.3154	$24.43	-2.26%	15.00%
18	7,700.00	1.10	$0.2173	$4.5326	$22.97	-8.13%	10.00%
19	7,350.00	1.05	$0.2074	$4.7400	$21.51	-13.96%	5.00%
20	7,350.00	1.05	$0.2074	$4.9474	$21.30	-14.79%	5.00%

In Example 3, although the Index has increased 5% at maturity, the investment would result in a negative return of approximately –14.79% because of the effect of the tracking fee and you would receive less than the stated principal amount of the ETNs at maturity.

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Morgan Stanley S&P 500 Crude Oil Linked ETNs due July 1, 2031

In each of Examples 4 and 5, the Index increases 25%, but the return on the ETNs is different, because the daily fee amount varies depending on the level of the Index over the term of the ETNs.

EXAMPLE #4:
The Index increases steadily during the early years, then declines, and finally closes at 125% of the index starting level. Because of the tracking fee, investors receive an approximately 5.05% return on the ETNs.

A	B	C	D	E	F	G	H
Year End	Hypothetical Index closing level	Hypothetical Index performance ratio	Hypothetical Tracking Fee for the Applicable Year Only	Hypothetical Total Tracking Fee	Hypothetical Amount Payable for each $100 Stated Principal Amount of your ETNs	Return on the ETNs	Percentage Change in the Hypothetical Index closing level from Index starting level
A	B	B/Index starting level	0.79% x Principal x C	Running Total of D	(Principal x C) – E	[(F/Principal) –1]x100%	[(B/Index starting level)-1]x100%
1	7,350.00	1.05	$0.2074	$0.2074	$26.04	4.17%	5.00%
2	7,700.00	1.10	$0.2173	$0.4246	$27.08	8.30%	10.00%
3	8,050.00	1.15	$0.2271	$0.6518	$28.10	12.39%	15.00%
4	8,400.00	1.20	$0.2370	$0.8888	$29.11	16.45%	20.00%
5	8,750.00	1.25	$0.2469	$1.1356	$30.11	20.46%	25.00%
6	9,100.00	1.30	$0.2568	$1.3924	$31.11	24.43%	30.00%
7	9,450.00	1.35	$0.2666	$1.6590	$32.09	28.36%	35.00%
8	9,800.00	1.40	$0.2765	$1.9355	$33.06	32.26%	40.00%
9	10,150.00	1.45	$0.2864	$2.2219	$34.03	36.11%	45.00%
10	10,500.00	1.50	$0.2963	$2.5181	$34.98	39.93%	50.00%
11	10,150.00	1.45	$0.2864	$2.8045	$33.45	33.78%	45.00%
12	9,800.00	1.40	$0.2765	$3.0810	$31.92	27.68%	40.00%
13	9,450.00	1.35	$0.2666	$3.3476	$30.40	21.61%	35.00%
14	9,100.00	1.30	$0.2568	$3.6044	$28.90	15.58%	30.00%
15	8,750.00	1.25	$0.2469	$3.8513	$27.40	9.60%	25.00%
16	8,400.00	1.20	$0.2370	$4.0883	$25.91	3.65%	20.00%
17	8,050.00	1.15	$0.2271	$4.3154	$24.43	-2.26%	15.00%
18	7,700.00	1.10	$0.2173	$4.5326	$22.97	-8.13%	10.00%
19	7,350.00	1.05	$0.2074	$4.7400	$21.51	-13.96%	5.00%
20	8,750.00	1.25	$0.2469	$4.9869	$26.26	5.05%	25.00%

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Morgan Stanley S&P 500 Crude Oil Linked ETNs due July 1, 2031

EXAMPLE #5:
The Index initially increases sharply to reach 220% of the index starting level, then declines, and finally closes at 125% of the index starting level. In this example, because of the path the Index has taken, investors receive a return of approximately    -2.14% on the ETNs, which is lower than in Example 4.

A	B	C	D	E	F	G	H
Year End	Hypothetical Index closing level	Hypothetical Index performance ratio	Hypothetical Tracking Fee for the Applicable Year Only	Hypothetical Total Tracking Fee	Hypothetical Amount Payable for each $100 Stated Principal Amount of your ETNs	Return on the ETNs	Percentage Change in the Hypothetical Index closing level from Index starting level
A	B	B/Index starting level	0.79% x Principal x C	Running Total of D	(Principal x C) – E	[(F/Principal) – 1]x100%	[(B/Index starting level)-1]x100%
1	7,700.00	1.10	$0.2173	$0.2173	$27.28	9.13%	10.00%
2	8,400.00	1.20	$0.2370	$0.4543	$29.55	18.18%	20.00%
3	9,100.00	1.30	$0.2568	$0.7110	$31.79	27.16%	30.00%
4	9,800.00	1.40	$0.2765	$0.9875	$34.01	36.05%	40.00%
5	10,500.00	1.50	$0.2963	$1.2838	$36.22	44.87%	50.00%
6	11,200.00	1.60	$0.3160	$1.5998	$38.40	53.60%	60.00%
7	11,900.00	1.70	$0.3358	$1.9355	$40.56	62.26%	70.00%
8	12,600.00	1.80	$0.3555	$2.2910	$42.71	70.84%	80.00%
9	13,300.00	1.90	$0.3753	$2.6663	$44.83	79.34%	90.00%
10	14,000.00	2.00	$0.3950	$3.0613	$46.94	87.76%	100.00%
11	14,700.00	2.10	$0.4148	$3.4760	$49.02	96.10%	110.00%
12	15,400.00	2.20	$0.4345	$3.9105	$51.09	104.36%	120.00%
13	14,350.00	2.05	$0.4049	$4.3154	$46.93	87.74%	105.00%
14	14,000.00	2.00	$0.3950	$4.7104	$45.29	81.16%	100.00%
15	13,650.00	1.95	$0.3851	$5.0955	$43.65	74.62%	95.00%
16	13,300.00	1.90	$0.3753	$5.4708	$42.03	68.12%	90.00%
17	12,950.00	1.85	$0.3654	$5.8361	$40.41	61.66%	85.00%
18	12,600.00	1.80	$0.3555	$6.1916	$38.81	55.23%	80.00%
19	12,250.00	1.75	$0.3456	$6.5373	$37.21	48.85%	75.00%
20	8,750.00	1.25	$0.2469	$6.7841	$24.47	-2.14%	25.00%

Although the Index has increased 25% at maturity in each of Examples 4 and 5 above, the return on the ETNs at maturity in Example 4 and Example 5 is different because of the different path the Index level has taken in each of the examples. As the daily fee amounts are calculated and accrued each day, the tracking fee on the ETNs will be higher if the Index level over the term of the ETNs remained higher.

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Morgan Stanley S&P 500 Crude Oil Linked ETNs due July 1, 2031

Risk Factors

The ETNs are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the ETNs. Accordingly, investors should consult with their own financial and legal advisors as to the risks entailed by an investment in the ETNs and the suitability of such ETNs in light of the investor’s particular circumstances.

The following is a non-exhaustive list of certain key risk factors for investors in the ETNs. You should carefully consider whether the ETNs are suited to your particular circumstances in connection with your investment.

▪
The ETNs do not pay interest and do not guarantee the return of principal. The terms of the ETNs differ from those of ordinary, unsecured debt securities in that the ETNs neither pay interest nor guarantee payment of the stated principal amount at maturity (including upon acceleration) or upon an earlier repurchase.  The amount you will be paid on your ETNs at the maturity date or on any earlier repurchase date will depend on the index closing level on the applicable valuation date and on the amount of the tracking fee that will have accumulated with respect to your ETNs.  Additionally, if you elect to have us repurchase the ETNs, the amount you will be paid on your ETNs will depend on the repurchase fee amount. Because each dollar invested in the ETNs results in one dollar of notional exposure to the Equity Index and one dollar of notional exposure to the Oil Futures, the ETNs provide leveraged exposure and you should be aware that any percentage declines in the Equity Index level and Oil Futures prices are additive, such that, for example, a 40% decline in the Equity Index level and a 60% decline in the Oil Futures prices would result in a total loss of your investment in the ETNs.  Depending on the index closing level on the applicable valuation date, you could lose a substantial portion or even all of your investment.

▪
The ETNs are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the ETNs. You are dependent on Morgan Stanley’s ability to pay all amounts due on the ETNs at maturity (including upon acceleration) or upon an earlier repurchase by us and therefore you are subject to the credit risk of Morgan Stanley. The ETNs are not guaranteed by any other entity. If Morgan Stanley defaults on its obligations under the ETNs, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the ETNs prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the ETNs.

▪
Even if the level of the Index on the applicable valuation date exceeds the level of the Index at the time of your investment, because of the tracking fee and repurchase fee, if applicable, you may receive less than the amount of your initial investment in the ETNs at maturity or upon an earlier repurchase. The tracking fee accumulates on a daily basis and will be calculated based on the index closing level on each day over the term of the ETNs.  Consequently, higher index closing levels on any date prior to the applicable valuation date will result in a higher tracking fee for your ETNs.  Because the tracking fee reduces the amount of payment you may receive at maturity (including upon acceleration) or upon any earlier repurchase, the level of the Index on the applicable valuation date must increase sufficiently from the time you purchased your ETNs to compensate for the deduction of the tracking fee in order for you to receive at least the purchase price of your ETNs at maturity or upon our earlier repurchase.  In addition, if you elect to have us repurchase your ETNs, you will be charged a repurchase fee amount equal to the product of (i) the repurchase fee of 0.125% and (ii) the repurchase settlement amount as of the applicable valuation date.

▪
Not equivalent to investing in the Index, the Oil Futures or the S&P 500 Total Return Index; no shareholder rights in the component stocks of the S&P 500 Total Return Index. Investing in the ETNs is not equivalent to investing in the Index or the Oil Futures and the Equity Index that underlie the Index and you will not have any rights in the component stocks of the Equity Index or the Oil Futures that underlie the Index. In addition, the monthly rebalancing of the notional exposures to the Equity Index and the Oil Futures will have the effect of moderating increases or decreases in the contribution of the performance of any of the components to the level of the Index over periods longer than one month.

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Accordingly, the Index will not fully reflect the return (positive or negative) of the components over such period as compared to combining the returns of directly investing in the Equity Index and the Oil Futures contracts used in the Index without rebalancing.

▪
The market price of the ETNs will be influenced by many unpredictable factors, including the level of the Index and the value of the Oil Futures and the Equity Index underlying the Index. Numerous factors will influence the value of the ETNs in the secondary market. These include: (i) the Oil Futures prices, the Equity Index level and the Index level; (ii) the volatility (frequency and magnitude of changes in value) of the prices of NYMEX Crude Oil futures contracts, ICE Brent Crude Oil futures contracts, the Equity Index level and the Index level (iii) interest rate levels in the United States; (iv) the dividend rate on the component stocks of the Equity Index; (v) geopolitical conditions and economic, financial, regulatory, political, judicial or other events that affect the Brent crude oil, West Texas Intermediate crude oil and U.S. equity markets; (vi) availability of comparable instruments; (vii) the time remaining to the maturity of the ETNs; (viii) trends of supply and demand for Brent crude oil and West Texas Intermediate crude oil at any time, as well as the effects of speculation or any government activity that could affect the markets for Brent crude oil and West Texas Intermediate crude oil and (ix) any actual or anticipated changes in Morgan Stanley’s creditworthiness. As a result, the market value of the ETNs will vary and may be less than the price at which you purchased your ETNs at any time.

▪
The prices of ICE Brent Crude Oil futures contracts and NYMEX Crude Oil futures contracts may not be correlated.  ICE Brent Crude Oil futures contracts are contracts for the delivery of Brent crude oil on a specified future date. NYMEX Crude Oil futures contracts are contracts for delivery of West Texas Intermediate crude oil, which is also known as “Texas light sweet” crude oil, on a specified future date. Because Brent crude oil and West Texas Intermediate crude oil are different types of crude oil that trade on different exchanges and are produced in different geographic locations, the markets for ICE Brent Crude Oil futures and for NYMEX Crude Oil futures are not exactly the same. Differences in delivery terms, producers, end-users, trading hours, refining and storage capacities and other factors may affect the trading of each Oil Futures contract in different ways, leading to differences in the size and frequency of movements in the price of each Oil Futures contract over a given period of time. As a result, changes to the level of the Index due to gains in the price of one Oil Futures contract may be moderated, or even offset, by proportionately smaller increases or even declines in the price of the other Oil Futures contract.

▪
Changes in the values of the components of the Index may offset each other or may be correlated with each other. Movements in the values of the NYMEX Crude Oil futures contracts, the ICE Brent Crude Oil futures contracts and the level of the Equity Index may not be correlated with each other. At a time when the NYMEX Crude Oil futures contracts increase in value, each of the value of the ICE Brent Crude Oil futures contracts and the Equity Index level may not increase as much, or may even decline, and vice versa. Therefore, in calculating the performance of the Index on any valuation date, an increase in the value of either Oil Futures contract or the level of the Equity Index may be moderated, or wholly offset, by a lesser increase or decline in the value of the other components of the Index.

Notwithstanding the potential for offsetting movements, in the past, the Equity Index level and the Oil Futures prices have often been correlated with each other. This correlation may continue and the Equity Index and the Oil Futures may both decline, resulting in a loss on your investment. As a result, an investment in the ETNs is not a hedged investment in the S&P 500 Total Return Index or in the Oil Futures contracts.

▪
The value of the Oil Futures may change unpredictably and affect the value of the ETNs in unforeseeable ways. Investments, such as the ETNs, linked to the prices of commodity futures contracts, such as the Oil Futures, are subject to sharp fluctuations in the price of oil over short periods of time for a variety of factors, including the principal factors set out below. These factors may affect the price of the Oil Futures, and therefore of the Index, in varying and potentially inconsistent ways.

The prices of oil futures to which the return on the ETNs is linked are the trading prices of near-term NYMEX Crude Oil futures contracts and near-term ICE Brent Crude Oil futures contracts. The prices of crude oil futures are primarily affected by the global demand for and supply of crude oil, but are also

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influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of Petroleum Exporting Countries (OPEC) and other crude oil producers. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. The price of crude oil futures has experienced very severe price fluctuations in the past and there can be no assurance that this extreme price volatility will not continue in the future.

▪
Higher prices for futures contracts on oil relative to current prices may adversely affect the level of the Index and the value of the ETNs.  The Index is partly composed of futures contracts on physical crude oil. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the Oil Futures that are components of the Index approach expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in January may specify a February expiration. As time passes, the contract expiring in February is replaced by a contract for delivery in March. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the February contract would take place at a price that is higher than the price of the March contract, thereby creating a “roll yield.” However, oil futures contracts may trade in “contango” markets at any given time. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The presence of contango and absence of backwardation in the NYMEX Crude Oil or the ICE Brent Crude Oil futures markets would result in negative “roll yields,” which would adversely affect the value of the Index and, accordingly, the value of the ETNs.

▪
There are restrictions on the minimum number of ETNs you may require us to repurchase and on the procedures and timing for early repurchase. You must redeem at least 100,000 ETNs at one time in order to exercise your right to require us to repurchase your ETNs on any repurchase date. If you have less than 100,000 ETNs, you will have to sell them in the market. Although the market price of ETNs should generally track the performance of the Index less the tracking fee, we can give you no assurance that the ETNs will not trade at a discount from the value an investor would receive upon repurchase. You may only redeem your ETNs on a repurchase date if we receive a notice of repurchase by no later than 12:00 p.m. (New York City time) on the trading day immediately preceding the applicable valuation date. If we do not receive your notice of repurchase by 12:00 p.m. (New York City time) on the trading day immediately preceding the applicable valuation date, your notice will not be effective and we will not repurchase your ETNs on the applicable repurchase date. Your notice of repurchase will not be effective until we confirm receipt. See “Specific Terms of the ETNs—Investor Repurchase Option” for more information. Additionally, if the issuer sends a call notice on or before the date that you deliver the repurchase notice, the applicable valuation date will be the date such call notice is sent and the ETNs will be repurchased in accordance with the terms of “Specific Terms of the ETNs—Issuer Call Right” as described herein.

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▪
The ETNs are subject to repurchase by us at any time. In addition, the ETNs will be automatically repurchased if the intraday indicative value at any time during any index business day has declined by at least 50% from the closing indicative value as of the most recent rebalancing date for the Index.  We may repurchase the ETNs at any time, in whole and not in part, during the term of the ETNs on any repurchase date, and the payment amount you receive upon repurchase may be significantly less than the stated principal amount of your ETNs. Further, if the ETNs are repurchased prior to maturity, you may not be able to reinvest the proceeds of such repurchase on comparable terms.

In addition, if the intraday indicative value at any time during any index business day has declined by at least 50% from the closing indicative value as of the most recent rebalancing date for the Index (or if no rebalancing date has occurred since the inception date, from the stated principal amount per ETN), Morgan Stanley will automatically repurchase all of the ETNs at the repurchase settlement amount, as determined on the immediately following index business day, which is the applicable valuation date; provided that if Morgan Stanley has sent a call notice on the day such automatic call is triggered, the applicable valuation date is the call notice date.  As a result, the repurchase settlement amount (excluding the accrued tracking fee) may be less than 50% of the closing indicative value as of the most recent rebalancing date, and you could lose all or a portion of your investment in the ETNs, and will not be able to participate in any subsequent increase in the Index level following any such automatic call.

▪
The ETNs are subject to acceleration prior to maturity in certain circumstances and if the maturity of the ETNs is accelerated, you may receive substantially less than the stated principal amount of your ETNs. The maturity of the ETNs will be accelerated if (i) there is an event of default with respect to the ETNs or (ii) the calculation agent determines that the Index is discontinued and that there is no successor index and such discontinuance is continuing. In the event of any acceleration of the ETNs, the amount payable to you may be substantially less than the stated principal amount of your ETNs.

▪
Adjustments to the Index could adversely affect the value of the ETNs. The index publisher may make methodological changes that could change the level of the Index. Such actions could adversely affect the value of the ETNs. The index publisher may also discontinue or suspend calculation or publication of the Index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. MS & Co. could have an economic interest that is different than that of investors in the ETNs insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, the maturity of the ETNs will be accelerated and the payout on the ETNs at maturity will be an amount based on the closing level of the Index at the time of such discontinuance computed by the calculation agent in accordance with the formula for calculating the Index last in effect prior to the discontinuance of the Index.

▪
Hedging and trading activity by affiliates of the issuer could potentially affect the value of the ETNs. MS & Co. and other affiliates of ours have carried out, and will continue to carry out hedging activities related to the ETNs, including trading in the component stocks underlying the Equity Index and the Oil Futures underlying the Index. MS & Co. and some of our other subsidiaries also trade in the Equity Index and the Oil Futures or other financial instruments related to the Index or the prices of the Oil Futures underlying the Index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the day you purchase your ETNs could potentially increase the index closing level at the time of your purchase and, accordingly, increase the level at which the Index must close before you would receive at maturity or upon any earlier repurchase or sale in the market, an amount in cash worth as much as or more than the purchase price of your ETNs. Any of the hedging or trading activities during the term of the ETNs could potentially adversely affect the level of the Index on any valuation date, and accordingly the amount of cash you would receive at maturity (including upon acceleration), upon a resale of the ETNs in the secondary market or upon an earlier repurchase by us of the ETNs.

▪
There are uncertainties regarding the Index because of its limited performance history. The Index was launched on March 14, 2011. While the Index is intended to represent a benchmark for an investment strategy that seeks to simulate the combined returns of an investment of equal notional U.S.

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dollar amounts in the Equity Index and in the Oil Futures contracts that is rebalanced monthly, the methodology used to achieve this benchmarking has a limited history in its application. It therefore cannot be determined at this point whether, or the extent to which, the Index will serve as an adequate benchmark for the combined performance of the Equity Index and the crude oil market. Moreover, while the Index is subject to monthly review and rebalancing in order to equalize notional exposure to equities and crude oil, it is uncertain how successful the index publisher will be in achieving its goal of maintaining an appropriate benchmark.

▪
Indicative and historical levels of the Index should not be taken as an indication of future performance during the term of the ETNs. The actual performance of the Index over the term of the ETNs, as well as the amount payable at maturity or upon early repurchase or acceleration, may bear little relation to the historical performance of the Index, which is limited as of the date of this prospectus supplement, or the past indicative performance of the Index. The performance of the component stocks of the Equity Index and the trading prices of exchange-traded futures contracts on crude oil will determine the level of the Index on any given valuation date or the final valuation date. As a result, it is impossible to predict whether the level of the Index will rise or fall.

▪
Secondary trading may be limited and you could receive less, and possibly significantly less, than the stated principal amount per ETN if you try to sell your ETNs. Although we will list the ETNs on the NYSE Arca under the symbol “BARL,” no assurance can be given that a secondary market will develop. Even if there is a secondary market, it may not provide significant liquidity. If there is insufficient liquidity in the secondary market, the price at which you would be able to sell your ETNs would likely be lower than if an active market existed. Furthermore, while we expect that the ETNs not sold on the inception date will be sold to the public from time to time, we cannot give you any assurance that there will be a demand for them; in which case the liquidity in the market could be limited to the number of ETNs initially sold, or fewer, to the extent that any ETNs are purchased by us or our affiliates in the secondary market.

▪
We or our affiliates may have economic interests adverse to those of the holders of the ETNs. Because our affiliate, MS & Co., is acting as the calculation agent for the ETNs, potential conflicts of interest may exist between it and you, including with respect to certain determinations and judgments that it must make in determining amounts due to you, either at maturity or upon repurchase or acceleration of the ETNs. You should also be aware that our affiliate, MS & Co., will act as our agent in connection with the distribution of the ETNs and will also receive all or a portion of the tracking fee.

We or our affiliates may currently or from time to time engage in business with one or more companies whose stock is one of the component stocks of the Equity Index, including extending loans to, making equity investments in, or providing advisory services to, them, including merger and acquisition advisory services. In the course of this business, we or our affiliates may acquire non-public information about one or more component stocks of the Equity Index, and we will not disclose any such information to you. In addition, we or one or more of our affiliates may publish research reports or otherwise express views or provide recommendations about the Index or any of its components. Any such views or recommendations may be inconsistent with purchasing or holding the ETNs and may adversely affect the market value of the ETNs or the level of the Index. Any prospective purchaser of ETNs should undertake such independent investigation of the Index and each of its components as in its judgment is appropriate to make an informed decision with respect to an investment in the ETNs.

With respect to any of the activities described above, neither we nor our affiliates have any obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.

▪
Morgan Stanley and its affiliates have no affiliation with the index publisher and are not responsible for its public disclosure of information. We and our affiliates are not affiliated with the index publisher (except for licensing arrangements discussed under “Information about the Index — License Agreement”) and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Index. If the index publisher discontinues or suspends the calculation of the Index, it may become difficult to determine the market value of the ETNs and the payment at maturity, repurchase or acceleration. The

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calculation agent may designate a successor index in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the Index exists, the payment you receive at maturity, redemption or call will be determined by the calculation agent in its sole discretion. See “Specific Terms of the ETNs — Discontinuance of the Index; Alteration of Method of Calculation” and “Specific Terms of the ETNs — Calculation Agent.” The index publisher is not involved in the offer of the ETNs in any way and has no obligation to consider your interest as an owner of the ETNs in taking any actions that might affect the market value of your ETNs.

We have derived the information about the index publisher and the Index from publicly available information, without independent verification. Neither we nor any of our affiliates assume any responsibility for the adequacy or accuracy of the information about the index publisher or the Index contained in this prospectus supplement. You, as an investor in the ETNs, should make your own independent investigation into the index publisher and the Index.

▪
Suspensions or disruptions of market trading in crude oil and related futures markets could adversely affect the price of the ETNs. The crude oil markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the Index and, therefore, the value of the ETNs.

▪
The Index may in the future include contracts that are not traded on regulated futures exchanges. The Index was originally based in part on oil futures contracts traded on a regulated futures exchange. At present, the Index continues to be based in part on regulated futures contracts. As described below, however, the Index may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the Commodity Exchange Act of 1936, as amended, or other applicable statutes and related regulations, that govern trading on regulated futures exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities and the inclusion of such contracts in the indices may be subject to certain risks not presented by most exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

▪
The calculation agent will make determinations with respect to the ETNs. As calculation agent, MS & Co. (a subsidiary of the issuer), has determined the index starting level and will determine the index performance ratio, and will calculate the amount of cash you will receive at maturity or upon an earlier repurchase. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, selection of a successor index or calculation of the index closing level in the event of a discontinuance of the Index, may adversely affect the payout to you at maturity. See the section of this offering document called “Specific Terms of the ETNs—Market Disruption Event.”

▪
There is uncertainty regarding the U.S. federal income tax consequences of an investment in an ETN. Please note that the discussions in this offering document concerning the U.S. federal income tax consequences of an investment in the ETNs supersede the discussions contained in the accompanying prospectus supplement.  Subject to the discussion under “United States Federal Taxation” in this offering document, each ETN should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the ETNs, the timing and character of income on the ETNs might differ

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significantly.  For example, under one characterization, U.S. Holders could be required to accrue original issue discount on the ETNs every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the ETNs as ordinary income.  In addition, because the payment amount with respect to an ETN is determined by reference to a “total return index” that reflects notional reinvestment of dividends, it is possible that any payment with respect to an ETN could be treated, in whole or in part, as a “dividend equivalent” from sources within the United States.  Non-U.S. Holders should note that we currently do not intend to withhold on any payment paid to Non-U.S. Holders.  If, however, withholding is required as a result of any future guidance from the IRS and the Treasury Department, we will not be required to pay any additional amounts.  We do not plan to request a ruling from the IRS regarding the tax treatment of the ETNs, and the IRS or a court may not agree with the tax treatment described in this offering document.  Please read carefully the discussion under “United States Federal Taxation” in this offering document concerning the U.S. federal income tax consequences of an investment in the ETNs.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the ETNs.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the ETNs, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this offering document and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the ETNs as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Specific Terms of the ETNs

In this section, references to “holders” mean those who own the ETNs registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the ETNs registered in street name or in the ETNs issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the ETNs should read the section entitled “Description of Notes—Forms of Notes” in the accompanying prospectus supplement.

The accompanying prospectus and prospectus supplement contain a detailed summary of additional provisions of the ETNs and of the senior indenture, dated as of November 1, 2004, between Morgan Stanley and The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.), as trustee, under which the ETNs will be issued (the “indenture”). You should read all the provisions of the accompanying prospectus and prospectus supplement, including information incorporated by reference, and the indenture.

Please note that the information about the price to the public and the proceeds to Morgan Stanley on the front cover of this offering document relates only to the initial sale of the ETNs. If you have purchased the ETNs after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

In addition to those terms described in the “Fact Sheet” in this offering document above, the following terms will apply to your ETNs:

Payment at Maturity

If you hold your ETNs to maturity, you will receive a cash payment, if any, on the maturity date equal to the stated principal amount of your ETNs multiplied by the index performance ratio minus the tracking fee, each as determined on the final valuation date.

The “index performance ratio” on any day will be equal to the index closing level on that day divided by the index starting level.

The “tracking fee” as of any day equals the sum of the daily fee amounts from but excluding the inception date to and including such day, as determined by the calculation agent. The “daily fee amount” for any given day will be an amount equal to (i) the tracking fee rate of 0.79% multiplied by (ii) the stated principal amount of your ETNs multiplied by (iii) the index performance ratio on that day (or, if such day is not an index business day, the index performance ratio on the immediately preceding index business day) divided by (iv) 365.

Maturity Date

July 1, 2031, subject to extension if the final valuation date is postponed in accordance with the definition thereof and subject to acceleration as described below under “—Discontinuance of the Index; Alteration of Method of Calculation” and “—Alternate Exchange Calculation in Case of an Event of Default.” If the final valuation date is postponed so that it falls less than two scheduled business days prior to the scheduled maturity date, the maturity date will be the second scheduled business day following the final valuation date as postponed.

If the maturity date is not a business day, the maturity date will be the next following business day. In the event that payment at maturity is deferred beyond the scheduled maturity date as provided herein, no interest or other amount will accrue or be payable with respect to that deferred payment.

Final Valuation Date

June 26, 2031, subject to postponement for market disruption events and non-trading days as described in the following paragraph.

If the scheduled final valuation date is not a trading day or if a market disruption event with respect to the Index has occurred on such date, the final valuation date will be postponed to the immediately succeeding trading day on which no market disruption event shall have occurred; provided that in no event will the final valuation date be postponed to a date later than the scheduled maturity date (or, if the scheduled maturity date is not a business day, later than the first business day after the scheduled maturity date), and if such date is not a trading day or if there is a market disruption event on such date, the calculation agent will determine the index closing level on such date in accordance with the formula for calculating the Index last in effect prior to the non-trading day or the market disruption event, as applicable.

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Index Business Day

An “index business day” is any day, as determined by the calculation agent, on which the closing level of the Index is calculated and published.

Trading Day

A “trading day” is any day, as determined by the calculation agent, (a) which is an index business day and (b) on which the calculation agent is open for business in New York.

Investor Repurchase Option

Payment upon Repurchase

You may require us to repurchase 100,000 or more of your ETNs (the “minimum exchange amount”) during the term of the ETNs on any repurchase date by giving us notice on the trading day prior to any valuation date in accordance with the repurchase requirements described below. We may from time to time reduce the minimum exchange amount upon written notice to the trustee, and any such reduction will apply consistently for all holders of the ETNs at the time the reduction becomes effective. Following any split or reverse split of the ETNs, the minimum exchange amount will be adjusted proportionately to reflect such split or reverse split.  If you require us to repurchase your ETNs prior to maturity, you will receive a cash payment equal to the repurchase settlement amount minus the repurchase fee amount, each as determined on such valuation date.

The “repurchase settlement amount” will equal the aggregate stated principal amount of your ETNs multiplied by the index performance ratio minus the tracking fee, each as determined on the applicable valuation date.

The “repurchase fee amount” on any repurchase date will be an amount in cash equal to the product of (i) the repurchase fee and (ii) the repurchase settlement amount as of the applicable valuation date.

The index performance ratio and the tracking fee have the same meanings as described in “—Payment at Maturity” above.

Repurchase Date

With respect to an investor’s repurchase option, a repurchase date is the third business day following the applicable valuation date, as postponed, if applicable.

Valuation Date

With respect to an investor’s repurchase option, the applicable valuation date is the first trading day immediately following the trading day on which you deliver a repurchase notice to Morgan Stanley in compliance with the repurchase requirements described below; provided that if the issuer sends a call notice before or on the date on which you deliver a repurchase notice to Morgan Stanley in compliance with the repurchase requirements, the applicable valuation date will be the date such call notice is sent and will not be based on the date upon when you delivered a repurchase notice. If a market disruption event has occurred or is continuing on any scheduled valuation date, such valuation date will be postponed in accordance with the terms of “—Market Disruption Event” below.

Repurchase Requirements

To elect to have us repurchase your ETNs on any repurchase date, you must instruct your broker or other person through whom you hold your ETNs to take the following steps:

•
Deliver a signed notice of repurchase, substantially in the form attached as Annex A to this offering document, to us via fax or email by no later than 12:00 p.m. New York City time on the trading day prior to the applicable valuation date. We must receive the notice by the time specified in the preceding sentence AND we must acknowledge receipt of the notice no later than 4:00 p.m. New York City time on the same day for it to be effective;

•
Instruct your DTC custodian to book a delivery vs. payment trade with respect to your ETNs on the applicable valuation date at a price equal to the applicable payment upon repurchase, facing Morgan Stanley DTC 050; and

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•
Cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. New York City time on the applicable repurchase date (the third business day following such valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the offered ETNs in respect of such deadlines. If we do not receive your notice of repurchase by 12:00 p.m. (as described under the first bullet point above) on the trading day prior to the applicable valuation date OR we do not acknowledge receipt of the notice before 4:00 p.m. on such day, your notice will not be effective and we will not repurchase your ETNs on the applicable repurchase date and you will have to resubmit the appropriate notices on a timely basis prior to a subsequent valuation date. The last day you may deliver a notice of repurchase for the ETNs is June 25, 2031.

The calculation agent will, in its sole discretion, resolve any questions that may arise as to the validity of a notice of repurchase or as to whether and when the required deliveries have been made.

Questions about the repurchase requirements should be directed to the email address included in the attached notice of repurchase.

Any notice of repurchase we (or our affiliate) receive in accordance with the procedures described above will be irrevocable when given.

We may request that MS & Co. purchase the ETNs you may elect to have us repurchase for a cash payment that would otherwise have been payable by us. MS & Co.’s agreement to purchase the ETNs will be without prejudice to your right to proceed against us upon any failure of MS & Co. to settle the purchase when due. Any ETNs purchased by MS & Co. will remain outstanding.

Issuer Call Right

Payment upon Repurchase

The issuer may repurchase the ETNs at any time, in whole and not in part, during the term of the ETNs upon a minimum of three business days’ notice (the “call notice”) prior to any repurchase date (such date of notice, the “call notice date”). The issuer may only give a call notice on a trading day. If the issuer elects to exercise its repurchase right, you will receive a cash payment equal to repurchase settlement amount.

The repurchase settlement amount has the same meanings as described in “—Investor Repurchase Option” above.

Valuation Date

With respect to a repurchase at the issuer’s option, the valuation date applicable to any repurchase is the call notice date. For the avoidance of doubt, if a call notice is sent before or on the date on which (i) you deliver a repurchase notice to Morgan Stanley in compliance with the repurchase requirements described above or (ii) an automatic call is triggered, in either case, the applicable valuation date is the call notice date and the ETNs will be repurchased in accordance with the terms of “Issuer Call Right” as described herein. If any scheduled valuation date is not a trading day, such valuation date will be postponed to the immediately succeeding trading day, and if a market disruption event has occurred or is continuing on any scheduled valuation date, such valuation date will be postponed in accordance with the terms of “—Market Disruption Event” below.

Repurchase Date

If we elect to exercise our repurchase right, the repurchase date will be the date specified in the call notice, which will not be less than three business days following the applicable valuation date, as postponed, if applicable. If the repurchase date is not a business day, the repurchase date will be the immediately following business day, and no interest or other amount will accrue or be payable with respect to that deferred payment.

Notice to Trustee and Delivery of Payment upon Repurchase

If we elect to exercise our repurchase right, we shall, or shall cause the calculation agent to, provide notice to the trustee, on which notice the trustee may conclusively rely, and to DTC of the repurchase settlement amount and the aggregate cash amount due with respect to the ETNs, if any, as promptly as possible and in no event later than the second business day prior to the applicable repurchase date. Upon such repurchase, with respect to the stated principal amount of each ETN, we will deliver to DTC, as holder of the ETNs, the repurchase settlement amount on the repurchase date.

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Splits and Reverse Splits

We may initiate a split or reverse split of the ETNs at any time by providing a notice specifying to the trustee and to holders of the ETNs not less than five business days prior to the applicable record date (i) the record date of such split or reverse split and (ii) the manner of compensation for holders of “partial” Notes. We will determine the ratio of such split or reverse split, as the case may be, in our sole discretion. For example, should the closing indicative value on any index business day be above $400.00, we could, but are not obligated to, initiate a 4 for 1 split of your ETNs. Such determination shall be made exclusively by us. Likewise, should the closing indicative value on any index business day be below $25.00, we could, but are not obligated, to initiate a 1 for 4 reverse split of your ETNs and such determination shall be made exclusively by us.

If the ETNs undergo a split, the stated principal amount of each ETN will be reduced by a divisor. For example, if the ETNs undergo a 4 for 1 split, the stated principal amount of each ETN would be reduced from $25.00 to $6.25, so that for each ETN you had owned previously, you would own four ETNs after the split, and the closing indicative value on the record date would be divided by 4 to reflect the 4 for 1 split of your ETNs. Settlement of any split will occur on the third trading day immediately following the related record date.

In a reverse split, the stated principal amount of each ETN will be increased by a multiplier. For example, if the ETNs undergo a 1 for 4 reverse split, the stated principal amount of each ETN would be increased from $25.00 to $100, so that for each four ETNs you had owned previously, you would own one ETN after the reverse split, and the closing indicative value on the record date would be multiplied by four to reflect the 1 for 4 reverse split of your ETNs. Settlement of any reverse split will occur on the third trading day immediately following the related record date.

Holders who own a number of ETNs on the record date that is not evenly divisible by 4 will receive the same treatment as all other holders for the maximum number of ETNs they hold which is evenly divisible by 4, and we will compensate holders for their remaining or “partial” ETNs in a manner determined by us in our sole discretion. Our current intention is to provide holders with a cash payment for their partials equal to the appropriate percentage of the closing indicative value on the third trading day following the related record date. For example, a holder who held 23 ETNs via DTC on the record date for a 1 for 4 reverse split would receive 5 post reverse split ETNs and a cash payment equal to 3/4ths of the closing indicative value on the related settlement date.

Automatic Call

If, from but excluding the inception date to and including the Final Valuation Date, the intraday indicative value at any time during any index business day has declined by at least 50% from the closing indicative value as of the most recent rebalancing date for the Index (or if no rebalancing date has occurred since the inception date, from the stated principal amount per ETN), all of the outstanding ETNs will be automatically repurchased in whole by the issuer for the repurchase settlement amount as determined on the applicable valuation date.

Valuation Date

With respect to an automatic call, the applicable valuation date is the index business day immediately following the date on which an automatic call is triggered; provided that if the issuer sends a call notice on the date on which an automatic call is triggered, the applicable valuation date will be the date such call notice is sent and will not be based on when an automatic call is triggered.

Repurchase Date

With respect to an automatic call, the repurchase date is the third business day following the applicable valuation date, as postponed, if applicable.

Discontinuance of the Index; Alteration of Method of Calculation

If the index publisher discontinues publication of the Index and the index publisher or any other person or entity (including MS & Co.) calculates and publishes a successor or substitute index that the calculation agent determines in its sole discretion, to be comparable to the discontinued Index and approves it as a successor index, then the calculation agent will determine the level of the Index on the applicable valuation date and the amount payable at maturity, upon acceleration or upon repurchase by us by reference to such successor index for the period following the discontinuance of the Index. If the calculation agent determines that the Index is discontinued and that there is no successor index (a “discontinuance event”), then the ETNs will be

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deemed accelerated to the third business day immediately following the date on which the calculation agent reaches such determination (the “date of determination”) and the calculation agent will determine the amount due and payable per ETN as if the date of such discontinuance event were the final valuation date (we refer to the amount due and payable per ETN in the event of any acceleration of the ETNs under this section or under “—Alternate Exchange Calculation in Case of an Event of Default,” the “acceleration amount”).

If at any time the method of calculating the Index, or the value thereof, is changed in a material respect, or if the Index is in any other way modified so that it does not, in the opinion of the calculation agent, fairly represent the level of the Index had such changes or modifications not been made, and the calculation agent determines that no other person or entity (including MS & Co.) is making such adjustments as may be necessary in order to arrive at a level for the Index comparable to the level of the Index as if such changes or modifications had not been made, and publishing such Index levels (an “alteration event”), then the ETNs will be deemed accelerated to the third business day immediately following the date on which the calculation agent reaches such determination (also a “date of determination”), and the calculation agent will determine the acceleration amount due and payable per ETN as if the last date prior to such alteration event were the final valuation date.

Alternate Exchange Calculation in Case of an Event of Default

In case an event of default with respect to the ETNs shall have occurred and be continuing, the calculation agent will determine the amount declared due and payable for each ETN upon any acceleration of the ETNs, which will be an amount equal to the “—Payment at Maturity” determined as though the date of acceleration were the final valuation date.

Investors will not be entitled to receive the return of the stated principal amount of each ETN upon any acceleration.

Notice to Trustee and Payment of Acceleration Amount in the Event of any Acceleration of the ETNs

If the maturity of the ETNs is accelerated because of a discontinuance event or alteration event as described under “—Discontinuance of the Index; Alteration of Method of Calculation” or an event of default as described under “—Alternate Exchange Calculation in Case of an Event of Default,” we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the acceleration amount, the aggregate cash amount due with respect to the ETNs, if any, and, in the event that the ETNs are accelerated due to a discontinuance event or alteration event, of such acceleration as promptly as possible and in no event later than the second business day following the date of determination. Upon such acceleration, with respect to the stated principal amount of each ETN, we will deliver to DTC, as holder of the ETNs, the acceleration amount due with respect to the ETNs then outstanding on the third business day following the date of determination or date of acceleration, as applicable.

Calculation Agent

We have appointed our affiliate, Morgan Stanley & Co. LLC, which we refer to as MS & Co., to act as calculation agent for our ETNs.

The calculation agent is solely responsible for making all determinations with respect to the ETNs, including without limitation, regarding the Index, postponement of a valuation date, including the final valuation date, and the maturity date, the applicable index closing level for a valuation date, the index performance ratio, the tracking fee, the daily fee amounts, the closing indicative value, the intraday indicative value, including whether an automatic call has occurred and the amount of payment on your ETNs, if any, to be made at maturity or upon an earlier repurchase or call, as applicable. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on us and holders of the ETNs.

Unless otherwise specified, all calculations with respect to the ETN will be made by the calculation agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655); all dollar amounts related to determination of the amount of cash payable per ETN will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655); and all dollar amounts paid on the aggregate number of ETNs will be rounded to the nearest cent, with one-half cent rounded upward.

Because the calculation agent is our subsidiary, the economic interests of the calculation agent may be adverse to your interests as an investor in the ETNs, including with respect to certain determinations and

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judgments that the calculation agent must make. See “—Discontinuance of the Index; Alteration of Method of Calculation.” MS & Co. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment. See also “Risk Factors—We or our affiliates may have economic interests adverse to those of the holders of the ETNs.”

Market Disruption Event

To the extent that a market disruption event with respect to the Index has occurred or is continuing on any valuation date (other than the final valuation date, which is subject to postponement in accordance with “—Payment at Maturity—Final Valuation Date” above), the index closing level for such valuation date will be determined by the calculation agent or one of its affiliates on the first succeeding trading day on which a market disruption event does not occur or is not continuing with respect to the Index.

In no event, however, will any postponement pursuant to the previous paragraph result in any such valuation date occurring more than three trading days following the day originally scheduled to be such valuation date. If the third trading day following the date originally scheduled to be such valuation date is not a trading day or a market disruption event has occurred or is continuing with respect to the Index on such third trading day, the calculation agent or one of its affiliates will determine the relevant index closing level in accordance with the formula for calculating the Index last in effect prior to the market disruption event.

Notwithstanding the occurrence of one or more of the events below, which may, in the calculation agent’s discretion, constitute a market disruption event with respect to the Index, the calculation agent in its discretion may waive its right to postpone determination of the index closing level if it determines that one or more of the below events has not and is not likely to materially impair its ability to determine the index closing level on such date.

Any of the following will be a “market disruption event” with respect to the Index, in each case as determined by the calculation agent in its sole discretion:

▪
a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the Equity Index on the relevant exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such relevant exchange; or

▪
a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the value of the Equity Index during the last one-half hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or

▪
the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange-traded funds related to the Equity Index for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market; or

▪
(i) the temporary failure of the index publisher to announce or publish the index closing level (or the closing level of any successor index, if applicable) (or the information necessary for determining the index closing level (or the closing level of any successor index, if applicable)) or (ii) the temporary discontinuance or unavailability of the Index; or

▪
(i) the failure of trading to commence, or the permanent discontinuance of trading, in either of the Oil Futures contracts on the relevant exchange for such contract, (ii) the disappearance of, or of trading in, any of the commodities underlying the Index or (iii) the disappearance or permanent discontinuance or unavailability of the index closing level, notwithstanding the availability of the price source or the status of trading in the relevant futures contracts; or

▪	the material suspension of, or material limitation imposed on, trading in any of the Oil Futures contracts on the relevant exchange for such contract; or

▪	the occurrence since the date of this offering document of a material change in the formula for, or the method of calculating, the index closing level; or

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▪	the occurrence since the date of this offering document of a material change in the content, composition or constitution of the Index; or

▪
with respect to any Oil Futures contract, the imposition of, change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to, such Oil Futures contract (other than a tax on, or measured by reference to overall gross or net income) by any government or taxation authority after the date of this pricing supplement, if the direct effect of such imposition, change or removal is to raise or lower the price of such Oil Futures contract on any day on which the index closing level must be determined from what it would have been without that imposition, change or removal.

It shall also constitute a market disruption event of the calculation agent in its sole discretion determines that any event described above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the ETNs.

For purposes of this definition of market disruption event, “relevant exchange” means, in the case of the NYMEX West Texas Intermediate Crude Oil futures contracts, the NYMEX, and in the case of the ICE Brent Crude Oil futures contracts, ICE Futures Europe.

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Information about the Index

The S&P 500 Oil Hedged Index

The S&P 500 Oil Hedged Index (the “Index”) is a proprietary index developed by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (“S&P”).

The level of the Index (the “Index level”) is calculated and published daily and the Index is rebalanced monthly by S&P (the “Index Publisher”) and displayed by Bloomberg under the ticker symbol “SPOILH.” Publication of the Index began on March 14, 2011. The index publisher has retrospectively calculated hypothetical Index levels as though the Index existed as of December 24, 1998 (the “Index Base Date”) with an index starting level of 1,000 using the same methodology as is currently employed.

Description of the Index

The Index seeks to simulate the combined returns of an investment of equal notional U.S. dollar amounts in the S&P 500 Total Return Index (described below) and long positions in near-term exchange-traded NYMEX West Texas Intermediate Crude Oil and ICE Brent Crude Oil futures contracts that is rebalanced monthly.

The Index is calculated by adding the return on the S&P 500 Total Return Index from the beginning to the end of the monthly calculation period to the weighted returns on the NYMEX Crude Oil and ICE Brent Crude Oil futures contracts. For example, if the S&P 500 Total Return Index level increased 2.00%, the NYMEX Crude Oil futures contract price increased 3.00% and the ICE Brent Crude Oil futures contract price increased 1.00% in a monthly period, the Index level would increase by an amount equal to:

Equity Index return + (0.50 x NYMEX Futures price return) + (0.50 x ICE Futures price return)

or

2.00% + (0.50*3.00%) + (0.50*1.00%) = 4.00% Index return

The performance of the Index varies depending upon the movement of the Oil Futures and the Equity Index and there can be no assurance that the Index’s strategy will outperform an investment in the Equity Index alone; in fact, if the values of the Oil Futures decline, it will underperform the Equity Index alone and could underperform it significantly.

Index Calculation

Approaches

The Index is calculated as a combination of a long S&P 500 Total Return Index position overlaid with long positions in NYMEX Crude Oil and ICE Brent Crude Oil futures. The positions are rebalanced monthly such that the weight of each of the two oil futures contracts is equal to 50% of the weight of the equity index position. In other words, after each rebalancing, for each $1 stated principal amount of ETNs investors will have $1 of notional exposure to the S&P 500 Total Return Index, $0.50 of notional exposure to the NYMEX Crude Oil futures and $0.50 of notional exposure to the ICE Brent Crude Oil futures.

Examples of application of the Index methodology

The following examples show how the Index methodology would be applied on successive monthly rebalancing dates, with a starting Index level of 1,000 at month one. The actual index starting level will be set on the inception date.

Month One

	Beginning	Ending	Return
Index level:	1,000.00
S&P 500 Total Return Index level:	1,800.00	1,836.00	2.00%
NYMEX Crude Oil futures price:	$105.00	$109.20	4.00%
ICE Brent Crude Oil futures price:	$115.00	$119.60	4.00%
Index level:		1,060.00	6.00%

2.00% + (0.50*4.00%) + (0.50*4.00%) = 6.00% Index return

As a result of the S&P 500 Total Return Index return of 2.00%, the NYMEX Crude Oil futures price return of 4.00% and the ICE Brent Crude Oil futures price return of 4.00%, the Index return would be 6.00%. Consequently, on the monthly rebalancing date, the Index would reduce the exposure to the oil futures prices

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and increase the exposure to the S&P 500 Total Return Index so that the Index is rebalanced, which means that each of the oil futures prices would be equally weighted at half of the weight of the S&P 500 Total Return Index, and thus, the combined weight of the oil futures would be equal to the weight of the S&P 500 Total Return Index for the beginning of the next monthly period.

Month Two

	Beginning	Ending	Return
Index level:	1,060.00
S&P 500 Total Return Index level:	1,836.00	1,854.36	1.00%
NYMEX Crude Oil futures price:	$109.20	$105.92	(3.00%)
ICE Brent Crude Oil futures price:	$119.60	$118.40	(1.00%)
Index level:		1,049.40	(1.00%)

1.00% + (0.50*-3.00%) + (0.50*-1.00%) = -1.00% Index return

As a result of the S&P 500 Total Return Index return of 1.00%, the NYMEX Crude Oil futures price return of (3.00%) (i.e., a negative 3.00% return) and the ICE Brent Crude Oil futures price return of (1.00%), the Index return would be (1.00%). Consequently, on the monthly rebalancing date, the Index would reduce the exposure to the S&P 500 Total Return Index and increase the exposure to the oil futures prices so that the Index is rebalanced.

Month Three

	Beginning	Ending	Return
Index level:	1,049.40
S&P 500 Total Return Index level:	1,854.36	1,817.27	(2.00%)
NYMEX Crude Oil futures price:	$105.92	$108.04	2.00%
ICE Brent Crude Oil futures price:	$118.40	$120.77	2.00%
Index level:		1,049.40	0.00%

-2.00% + (0.50*2.00%) + (0.50*2.00%) = 0.00% Index return

As a result of the S&P 500 Total Return Index return of (2.00%), the NYMEX Crude Oil futures price return of 2.00% and the ICE Brent Crude Oil futures price return of 2.00%, the Index return would be 0.00%. Consequently, on the monthly rebalancing date, the Index would reduce the exposure to the oil futures prices and increase the exposure to the S&P 500 Total Return Index so that the Index is rebalanced.

Month Four

	Beginning	Ending	Return
Index level:	1,049.40
S&P 500 Total Return Index level:	1,817.27	1,817.27	0.00%
NYMEX Crude Oil futures price:	$108.04	$103.72	(4.00%)
ICE Brent Crude Oil futures price:	$120.77	$118.35	(2.00%)
Index level:		1,017.92	(3.00%)

0.00% + (0.50*-4.00%) + (0.50*-2.00%) = -3.00% Index return

As a result of the S&P 500 Total Return Index return of 0.00%, the NYMEX Crude Oil futures price return of (4.00%) and the ICE Brent Crude Oil futures price return of (2.00%), the Index return would be (3.00%). Consequently, on the monthly rebalancing date, the Index would reduce the exposure to the S&P 500 Total Return Index and increase the exposure to the oil futures prices so that the Index is rebalanced.

Month Five

	Beginning	Ending	Return
Index level:	1,017.92
S&P 500 Total Return Index level:	1,817.27	1,762.75	(3.00%)
NYMEX Crude Oil futures price:	$103.72	$102.16	(1.50%)
ICE Brent Crude Oil futures price:	$118.35	$116.57	(1.50%
Index level:		972.11	(4.50%)

-3.00% + (0.50*-1.50%) + (0.50*-1.50%) = -4.50% Index return

As a result of the S&P 500 Total Return Index return of (3.00%), the NYMEX Crude Oil futures price return of (1.50%) and the ICE Brent Crude Oil futures price return of (1.50%), the Index return would be (4.50%).

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Consequently, on the monthly rebalancing date, the Index would be rebalanced to reduce the exposure to the oil futures prices and increase the exposure to the S&P 500 Total Return Index so that the Index is balanced.

Month Six

	Beginning	Ending	Return
Index level:	972.11
S&P 500 Total Return Index level:	1,762.75	1,798.00	2.00%
NYMEX Crude Oil futures price:	$102.16	$99.10	(3.00%)
ICE Brent Crude Oil futures price:	$116.57	$120.07	3.00%
Index level:		991.55	2.00%

2.00% + (0.50*-3.00%) + (0.50*3.00%) = 2.00% Index return

As a result of the S&P 500 Total Return Index return of 2.00%, the NYMEX Crude Oil futures price return of (3.00%) and the ICE Brent Crude Oil futures price return of 3.00%, the Index return would be 2.00%. Consequently, on the monthly rebalancing date, the Index would increase the exposure to the NYMEX Crude Oil futures price and reduce the exposure to each of the ICE Brent Crude Oil futures price and the S&P 500 Total Return Index so that the Index is balanced.

Month Seven

	Beginning	Ending	Return
Index level:	991.55
S&P 500 Total Return Index level:	1,798.00	1,869.92	4.00%
NYMEX Crude Oil futures price:	$99.10	$102.07	3.00%
ICE Brent Crude Oil futures price:	$120.07	$118.87	(1.00%)
Index level:		1,041.13	5.00%

4.00% + (0.50*3.00%) + (0.50*-1.00%) = 5.00% Index return

As a result of the S&P 500 Total Return Index return of 4.00%, the NYMEX Crude Oil futures price return of 3.00% and the ICE Brent Crude Oil futures price return of (1.00%), the Index return would be 5.00%. Consequently, on the monthly rebalancing date, the Index would increase the exposure to the ICE Brent Crude Oil futures price and reduce the exposure to each of the NYMEX Brent Crude Oil futures price and the S&P 500 Total Return Index so that the Index is balanced.

Monthly Rebalancing

Monthly Roll and Rebalancing. The Index uses the designated oil futures on NYMEX (ticker CL) and ICE (ticker CO) as illustrated in Table 1. Oil futures are not held to maturity. Instead, the long futures positions roll to the next designated contract at the close of business on the first Wednesday of each month (as it pertains to the NYMEX, the ICE and the NYSE) (each such date, a “rebalancing date”) that is both an equity and a commodity exchange business day. The positions are rebalanced to equal weights on that day. If any of the NYMEX, the ICE or the NYSE is closed on the first Wednesday of a month, the rebalancing and roll date is the next day that is both an equity and a commodity exchange business day and no announcements of this rolling and rebalancing are made.

The monthly rebalancing of the notional exposures to equity and oil will have the effect of moderating increases or decreases in the contribution of the performance of any of the components to the level of the Index over periods longer than one month. Accordingly, the Index will not fully reflect the return (positive or negative) of the components over such period as compared to combining the returns of directly investing in the S&P 500 Total Return Index and the oil futures contracts used in the Index without rebalancing.

Table 1: Futures Contracts Rolled Into in the Index

Index Futures Roll Schedule
Trading Facility	Commodity (Contract)	Ticker	Designated Contract At Month End
		Month	1	2	3	4	5	6	7	8	9	10	11	12
NYMEX	Light Sweet Crude Oil	CL	H	J	K	M	N	Q	U	V	X	Z	F	G
ICE	Brent Crude	CO	H	J	K	M	N	Q	U	V	X	Z	F	G

Futures months included in the Index at month-end. Month letter codes are shown in Table 2.

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Table 2: Month Letter Codes

Month	Letter Code
January	F
February	G
March	H
April	J
May	K
June	M
July	N
August	Q
September	U
October	V
November	X
December	Z

For example, at the end of November 2010, the hypothetical portfolio holds the January 2011 futures contracts. On December 1, 2010, the first Wednesday of December, the futures contracts are rolled into the February 2011 futures contracts. The positions are rebalanced so that the notional value of the February 2011 futures contracts in the NYMEX Crude Oil futures and the ICE Brent Crude Oil futures each equals exactly half of the notional value of the equity position as of each rebalancing date. The equal-weight rebalancing occurs monthly.

There can be no assurance that the return on the oil futures contracts included in the Index, and the return on the ETNs, would be adversely or positively affected if different roll months, and a different roll timing, were used as compared to the roll months and roll timing selected.

Accelerated Rebalancing Date

If at the close of any given business day the Index closing level has declined by 80% or more from the Index closing level since the last rebalancing date, then the Index will rebalance at the close of the next business day. The Index will rebalance again normally after the close on the first Wednesday of the month following the prior scheduled rebalancing. If the index loses 80% or more since the last rebalancing day on the first Wednesday of the month following such prior rebalancing (or, if such day is not an equity and commodity exchange business day, the next common business day), the scheduled rebalancing is postponed to the next business day.

Termination of the Index

During intra-day trading, the Index has a minimum level of 0.01.  If on any business day the Index closing level (as calculated) for such day is less than .01, the Index is terminated. If the level of the Index equals .01 during intra-day trading, but the Index closing level for such day is greater than .01, a level for the Index will continue to be calculated.

Index Governance and Policy

The S&P U.S. Index Committee (the “Index Committee”) maintains the Index. The Index Committee, a team of S&P economists and index analysts, meets regularly. At each meeting, the Index Committee reviews any significant market events. In addition, the Index Committee may revise index policy for timing of rebalancing or other matters. All Index Committee discussions are confidential.

Announcements of the daily Index levels are made after the equity and futures market close each day. The Index is calculated daily when the U.S. stock exchanges are open for official trading, excluding holidays and weekends.

In situations where an exchange is forced to close early due to unforeseen events, such as computer or electric power failures, weather conditions or other events, Standard & Poor’s will calculate the level of the Index based on most recent futures and/or equity prices published by the relevant exchanges. If an exchange fails to open due to unforeseen circumstances, Standard & Poor’s may determine not to publish the Index for that day.

If a market disruption event (as it pertains to the Index) occurs on a roll/rebalancing day, the monthly roll/rebalancing will be performed on the next business day that each of the NYSE, NYMEX and ICE are open. Prices of S&P 500 Total Return Index and oil futures on the actual roll/rebalancing day shall be used.

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Supplemental Information: How is the Index Level Calculated?

The Index is calculated based on the total return of a hypothetical portfolio consisting of long S&P 500 Total Return Index and long NYMEX Crude Oil and ICE Brent Crude Oil futures positions. Subject to the “Termination of the Index” as described above, the return and the index closing level are calculated as follows:

RSPTR = Total return of the S&P 500 Total Return Index since the previous rebalancing day

ROil = Return of Oil futures since the previous rebalancing day

Rhedged = Return of the Index since the previous rebalancing day

It = Index closing level on day t

SPTRME = S&P 500 Total Return Index level on the previous rebalancing day

SPTRt = S&P 500 Total Return Index level on day t

CrudeME = NYMEX Crude Oil futures closing price on the previous rebalancing day (based on the contract that the Index rolled into on that month’s rebalancing day)

Crudet = NYMEX Crude Oil futures closing price on day t

BrentME = ICE Brent Crude Oil futures closing price on the previous rebalancing day (based on the contract that the Index rolled into on that month’s rebalancing day)

Brentt = ICE Brent Crude Oil futures closing price on day t

IME = Index closing level on the previous rebalancing day

HedgeRatio = 1 for the Index

The S&P 500® Total Return Index and the S&P 500® Index

The S&P 500® Index was developed by Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc., which we refer to as S&P, and is calculated, maintained and published by S&P.

The S&P 500 Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the “S&P 500 Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The “Market Value” of any S&P 500 Component Stock is the product of the market price per share and the number of the then outstanding shares of such S&P 500 Component Stock. The 500 companies are not the 500 largest companies listed on The New York Stock Exchange and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500 Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

The S&P 500 Index and S&P’s other U.S. indices moved to a float adjustment methodology in 2005 so that the indices reflect only those shares that are generally available to investors in the market rather than all of a

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company’s outstanding shares. Float adjustment excludes shares that are closely held by other publicly traded companies, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; government entities; or other control groups, such as a company’s own current or former officers, board members, founders, employee stock ownership plans or other investment vehicles controlled by the company or such other persons.

The S&P 500 Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500 Index reflects the total Market Value of all 500 S&P 500 Component Stocks relative to the S&P 500 Index’s base period of 1941-43 (the “Base Period”).

S&P calculates the S&P 500 Index by reference to the prices of the S&P 500 Component Stocks without taking account of the value of dividends paid on such stocks. In contrast to the method of calculation of the S&P 500 Index, S&P calculates the S&P 500 Total Return Index by taking into account the value of both ordinary and “special” dividends paid on the S&P 500 Component Stocks. “Special” dividends are those dividends that are outside of the normal payment pattern established by the issuing corporation. These “special” dividends may be described by the issuing corporation as “special,” “extra,” “year-end” or “return of capital.” “Special” dividends are treated as corporate actions with offsetting price and divisor adjustments; the S&P 500 Total Return Index reflects both ordinary and “special” dividends.

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total Market Value of the S&P 500 Component Stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500 Index is computed by dividing the total Market Value of the S&P 500 Component Stocks by a number called the “S&P 500 Index Divisor.” By itself, the S&P 500 Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P 500 Index, it is the only link to the original base period value of the S&P 500 Index. The S&P 500 Index Divisor keeps the S&P 500 Index comparable over time and is the manipulation point for all adjustments to the S&P 500 Index (“S&P 500 Index Maintenance”).

S&P 500 Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

To prevent the value of the S&P 500 Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500 Index require a S&P 500 Index Divisor adjustment. By adjusting the S&P 500 Index Divisor for the change in total Market Value, the value of the S&P 500 Index remains constant. This helps maintain the value of the S&P 500 Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500 Index does not reflect the corporate actions of individual companies in the S&P 500 Index. All S&P 500 Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P 500 Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500 Index and do not require S&P 500 Index Divisor adjustments.

The table below summarizes the types of S&P 500 Index maintenance adjustments and indicates whether or not a S&P 500 Index Divisor adjustment is required:

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Stock split (e.g., 2-for-1)	Shares Outstanding multiplied by 2; Stock Price divided by 2	No
Share issuance (i.e., change ≥ 5%)	Shares Outstanding plus newly issued Shares	Yes
Share repurchase (i.e., change ≥ 5%)	Shares Outstanding minus Repurchased Shares	Yes
Special cash dividends	Share Price minus Special Dividend	Yes
Company Change	Add new company Market Value minus old company Market Value	Yes
Rights Offering	Price of parent company minus	Yes
Price of Rights Right Ratio
Spin-Off	Price of parent company minus	Yes
Price of Spinoff Co. Share Exchange Ratio

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Stock splits and stock dividends do not affect the S&P 500 Index Divisor of the S&P 500 Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the S&P 500 Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the S&P 500 Index Divisor has the effect of altering the Market Value of the S&P 500 Component Stock and consequently of altering the aggregate Market Value of the S&P 500 Component Stocks (the “Post-Event Aggregate Market Value”). In order that the level of the S&P 500 Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected S&P 500 Component Stock, a new S&P 500 Index Divisor (“New S&P 500 Divisor”) is derived as follows:

Post-Event Aggregate Market Value	=	Pre-Event Index Value
New S&P 500 Divisor

New S&P 500 Divisor	=	Post-Event Aggregate Market Value
Pre-Event Index Value

A large part of the S&P 500 Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500 Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500 Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the S&P 500 Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500 Index. In addition, any changes over 5% in the current common shares outstanding for the S&P 500 Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the S&P 500 Index Divisor.

License Agreement

S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P 500 Oil Hedged Index, which is owned and published by S&P, in connection with securities, including the ETNs.

The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in this prospectus supplement:

The ETNs are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs particularly or the ability of the S&P 500 Oil Hedged Index to track general stock market performance. S&P’s only relationship to us is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Oil Hedged Index, which is determined, composed and calculated by S&P without regard to us or the ETNs. S&P has no obligation to take our needs or the needs of the owners of the ETNs into consideration in determining, composing or calculating the S&P 500 Oil Hedged Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the ETNs to be issued or in the determination or calculation of the equation by which the ETNs are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the ETNs.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 OIL HEDGED INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE ETNS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 OIL HEDGED INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED UNDER THE LICENSE AGREEMENT DESCRIBED HEREIN OR FOR ANY OTHER USE. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 OIL HEDGED INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.

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Historical Information

The following table sets forth the high and low daily index closing level, as well as end-of-quarter daily index closing level, of the Index for each quarter in the period from January 1, 2006 through June 28, 2011. The index closing level on June 28, 2011 was 6,956.67. Publication of the Index began on March 14, 2011. The index publisher has retrospectively calculated hypothetical Index levels as though the Index existed as of December 24, 1998 with an index starting level of 1,000 using the same methodology as is currently employed. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the Index on any valuation date.

S&P 500 Oil Hedged Index	High	Low	Period End
2006
First Quarter	11,561.41	9,920.69	11,154.19
Second Quarter	12,621.55	10,519.62	11,713.17
Third Quarter	12,291.33	9,678.43	10,206.00
Fourth Quarter	10,482.18	9,490.94	9,964.40
2007
First Quarter	10,562.28	8,373.20	10,555.32
Second Quarter	11,636.26	10,365.23	11,465.13
Third Quarter	13,503.74	10,612.88	13,300.54
Fourth Quarter	15,873.92	13,111.05	15,584.14
2008
First Quarter	16,011.32	12,911.61	15,000.01
Second Quarter	21,260.34	15,492.38	20,394.18
Third Quarter	21,038.91	11,686.32	13,045.11
Fourth Quarter	12,623.24	2,814.98	3,683.54
2009
First Quarter	4,170.45	2,194.96	2,965.63
Second Quarter	4,821.26	2,957.81	4,481.99
Third Quarter	5,200.09	3,676.59	4,985.81
Fourth Quarter	5,910.31	4,782.62	5,789.25
2010
First Quarter	6,196.46	4,891.45	6,011.77
Second Quarter	6,467.51	4,294.20	4,467.83
Third Quarter	5,290.18	4,217.32	5,151.62
Fourth Quarter	6,413.32	5,187.23	6,413.32
2011
First Quarter	7,938.07	6,318.54	7,938.07
Second Quarter (through June 28, 2011)	8,719.54	6,608.19	6,956.67

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Use of Proceeds and Hedging

The net proceeds we receive from the sale of the ETNs will be used primarily for general corporate purposes and in connection with hedging our obligations under the ETNs. The tracking fee covers the ongoing payments related to the distribution of the ETNs and includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in managing the hedging of our obligations under the ETNs. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.

MS & Co. and other affiliates of ours have carried out, and will continue to carry out hedging activities related to the ETNs, including by taking positions in the equities underlying the equity index, futures on the equity index and oil futures underlying the Index. MS & Co. and some of our other affiliates also trade in equities and oil futures or financial instruments related to the Index on a regular basis as part of their general broker-dealer and other businesses.

Any of these hedging or trading activities during the term of the ETNs could potentially affect the level of the Index on any valuation date, and accordingly the amount of cash you would receive at maturity, upon a resale of the ETNs in the secondary market or upon an earlier repurchase by us of the ETNs.

Supplemental Information Concerning Plan of Distribution; Conflicts of Interest

On the inception date, we sold $1,000,000 of the ETNs at 100% of their stated principal amount.  Following the inception date and from time to time, we may sell a portion of those and other ETNs for a price of up to 101% of their current issuance amount, as calculated by MS & Co. as of the date of such sale. MS & Co. or dealers purchasing as principal may receive a commission of up to 1% of such issuance amount and we will receive net proceeds equal to 100% of such issuance amount. “Issuance amount” means, as of any date of determination, a value per ETN equal to (i) the closing indicative value, less (ii) the accrued tracking fee, each as of such date.

Additionally, after the inception date, MS & Co. and dealers purchasing as principal may sell the ETNs for a price equal to their current issuance amount, as calculated by MS & Co. as of the date of such sale. We will receive proceeds equal to 100% of the issuance amount multiplied by the number of ETNs sold. Neither we nor MS & Co. will receive any commission in connection with any of the sales described in this paragraph.

We are not, however, obligated to, and may not, sell the full aggregate principal amount of the ETNs. We may suspend or cease sales of the ETNs at any time, at our discretion. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

In connection with this offering, MS & Co. will sell the ETNs to dealers as principal, and such dealers may then resell the ETNs to the public at varying prices that the dealers will determine at the time of resale. In addition, such dealers may make a market in the ETNs, although such dealers are not obligated to do so and any of them may stop doing so at any time without notice. This offering document (including the accompanying base prospectus and the Global Medium Term Notes, Series F, prospectus supplement) may be used by such dealers in connection with market-making transactions. In these transactions, dealers may resell an ETN covered by this offering document that they acquire from us, MS & Co. or other holders after the original offering and sale of the ETNs, or they may sell an ETN covered by this offering document in short sale transactions. This offering document will be deemed to cover any short sales of ETNs by market participants who cover their short positions with ETNs borrowed or acquired from us or our affiliates in the manner described above.

With respect to each ETN sold to investors, MS & Co. and other affiliates of ours will be entitled to receive the tracking fee to cover the ongoing payments related to the distribution of the ETNs, projected profits for managing our hedge position and the licensing of the Index from S&P. We reserve the right to pay a portion of the annual tracking fee to MS & Co. and certain broker-dealers in consideration for services relating to the ETNs including, but not limited to, promotion and distribution.

Dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the ETNs in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act of 1933, including, among other activities, if dealers and other persons make short sales of the ETNs and cover such short positions by

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borrowing ETNs from us or our affiliates or by purchasing ETNs from us or our affiliates subject to our obligation to repurchase such ETNs at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus-delivery and liability provisions of the Securities Act.

General

No action has been or will be taken by us, MS & Co. or any dealer that would permit a public offering of the ETNs or possession or distribution of this offering document or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the ETNs, or distribution of this offering document or the accompanying prospectus supplement or prospectus or any other offering material relating to the ETNs, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, MS & Co. or any dealer.

MS & Co. has represented and agreed, and each dealer through which we may offer the ETNs has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the ETNs or possesses or distributes this offering document and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the ETNs under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the ETNs. We shall not have responsibility for MS & Co.’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

Benefit Plan Investor Considerations

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the ETNs. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the ETNs are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the ETNs are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the ETNs. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) may provide an exemption for the purchase and sale of ETNs and the related lending

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transactions, provided that neither the issuer of the ETNs nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the ETNs.

Because we may be considered a party in interest with respect to many Plans, the ETNs may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the ETNs will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the ETNs that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such ETNs on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the ETNs on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the ETNs has exclusive responsibility for ensuring that its purchase, holding and disposition of the ETNs do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any ETNs to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the ETNs if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the ETNs by the account, plan or annuity.

United States Federal Taxation

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the ETNs issued under this offering document and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the ETNs.  This discussion applies only to initial investors in the ETNs who hold the ETNs as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•  certain financial institutions;
•  insurance companies;
•  certain dealers and traders in securities, commodities or foreign currencies;
•  investors holding the ETNs as part of a hedging transaction, “straddle,” conversion transaction, integrated transaction or constructive sale transaction;
•  U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;

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•  partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
•  regulated investment companies;
•  real estate investment trusts;
•  tax-exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively; or
•  persons subject to the alternative minimum tax.

In addition, we will not attempt to ascertain whether any issuers of any shares to which an ETN relates (such shares hereafter referred to as “Underlying Shares”), are treated as “passive foreign investment companies” (“PFICs”) within the meaning of Section 1297 of the Code or as “U.S. real property holding corporations” (“USRPHCs”) within the meaning of Section 897 of the Code.  If any of the issuers of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. Holder in the case of a PFIC and to a Non-U.S. Holder in the case of a USRPHC, upon the sale, exchange, early redemption or settlement of the ETNs.  You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the issuers of the Underlying Shares and consult your tax adviser regarding the possible consequences to you if any issuer is or becomes a PFIC or USRPHC.

As stated above, this discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances.  As the law applicable to the U.S. federal income taxation of instruments such as the ETNs is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this offering document may affect the tax consequences described herein.  Persons considering the purchase of the ETNs should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Under current law, each ETN should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the ETNs or instruments that are similar to the ETNs for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or the courts will agree with the tax treatment described herein.  Accordingly, you should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the ETNs (including possible alternative treatments of the ETNs) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of each ETN as an open transaction.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder.  As used herein, the term “U.S. Holder” means a beneficial owner of an ETN that is, for U.S. federal income tax purposes:

•  a citizen or resident of the United States;

•  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or

•  an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

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The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the ETNs

Assuming the characterization of the ETNs as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Maturity.  Subject to the discussion below, a U.S. Holder should not be required to recognize taxable income over the term of the ETNs prior to maturity, other than pursuant to a sale, exchange or early redemption as described below.

Tax Basis.  A U.S. Holder’s tax basis in the ETNs should equal the amount paid by the U.S. Holder to acquire the ETNs.

Sale, Exchange, Early Redemption or Settlement of the ETNs.  Upon a sale, exchange or early redemption of an ETN, or upon settlement of an ETN at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange, early redemption or settlement and the U.S. Holder’s tax basis in the ETN sold, exchanged, redeemed or settled.  Any gain or loss recognized upon the sale, exchange or settlement of an ETN should be long-term capital gain or loss if the U.S. Holder has held the ETN for more than one year at such time and short-term capital gain or loss otherwise.

Possible Application of Section 1256 of the Code

It is possible that an ETN could be treated, in whole or in part, as a “Section 1256 Contract” (as defined in Section 1256 of the Code).  Section 1256 Contracts include, among others, “listed options.”  If Section 1256 were to apply to the ETNs, a U.S. Holder would be required to mark-to-market the ETNs at the end of each year (i.e., recognize any gain or loss as if the ETNs had been sold for their fair market value).  In that case, gain or loss recognized by the U.S. Holder on the ETNs would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to the period during which a U.S. Holder had held the ETNs.

Possible Alternative Tax Treatments of an Investment in the ETNs

Due to the absence of authorities that directly address the proper tax treatment of the ETNs, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above.  For instance, it is possible that each monthly rebalancing of the Index and the rolling of underlying oil futures contracts could be treated as a taxable exchange, in which case a U.S. Holder would be required to recognize capital gain even though the U.S. Holder had not actually sold, exchanged or redeemed the ETNs.

In addition, the IRS could seek to analyze the U.S. federal income tax consequences of owning an ETN under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).  If the IRS were successful in asserting that the Contingent Debt Regulations apply to the ETNs, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue original issue discount (“OID”) on the ETNs every year at a “comparable yield” determined at the time of their issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange, early redemption or other disposition of the ETNs would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss, to the extent of the U.S. Holder’s prior accruals of OID, and as capital loss thereafter.

Even if the Contingent Debt Regulations do not apply to the ETNs, other alternative federal income tax characterizations of the ETNs are also possible, which if applied could also affect the timing and character of the income or loss with respect to the ETNs.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the ETNs.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as

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ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the ETNs, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the ETNs, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the ETNs and the proceeds from a sale, exchange, early redemption or other disposition of the ETNs, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of an ETN that is, for U.S. federal income tax purposes:

•  an individual who is classified as a nonresident alien;
•  a foreign corporation; or
•  a foreign trust or estate.

The term “Non-U.S. Holder” does not include any of the following holders:

•  a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•  certain former citizens or residents of the United States; or

•  a holder for whom income or gain in respect of the ETNs is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in an ETN.

Tax Treatment upon Sale, Exchange, Early Redemption or Settlement of the ETNs

In general.  Assuming the treatment of the ETNs as set forth above is respected, and subject to the discussions regarding the possible application of Sections 871 and 897 of the Code, a Non-U.S. Holder of the ETNs will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of an ETN were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the ETNs would not be subject to U.S. federal withholding tax, provided that:

•  the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•  the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•  the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

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•  the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of an ETN (or a financial institution holding the ETNs on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the ETNs.  While the notice requests comments on appropriate transition rules and effective dates, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might affect the withholding tax consequences of an investment in the ETNs, possibly with retroactive effect.  Accordingly, if you are a non-U.S. investor, you should consult your tax adviser regarding the issues presented by the notice.

Possible Application of Section 871(m) of the Code

Because the payment amount with respect to an ETN is determined by reference to a “total return index” that reflects notional reinvestment of dividends, it is possible that Section 871(m) could apply to the ETNs.  If Section 871(m) were to apply, such payment amount would be treated, in whole or in part, as a “dividend equivalent” from sources within the United States.  In that case, a Non-U.S. Holder would be subject to a withholding tax at a rate equal to 30% or a lesser rate pursuant to an applicable tax treaty.  Because the IRS and the Treasury Department have not issued any guidance on the scope and application of Section 871(m), we currently do not intend to withhold on payments to Non-U.S. Holders with respect to the ETNs.  If, however, withholding is required as a result of  any future guidance from the IRS and the Treasury Department, we will not be required to pay any additional amounts with respect to amounts so withheld.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the ETNs are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the ETNs.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the ETNs at maturity as well as in connection with the proceeds from a sale, exchange, early redemption or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange, Early Redemption or Settlement of the ETNs ― Certification Requirement” will satisfy the certification requirements necessary to avoid the backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

Legislation Affecting Certain Non-U.S. Holders

The Hiring Incentive to Restore Employment Act of 2010 generally imposes withholding of 30% on payments to certain foreign entities (including financial intermediaries), after December 31, 2012, of interest or dividends on and the gross proceeds of dispositions of certain financial instruments issued after March 18, 2012, unless various U.S. information reporting and due diligence requirements (that are in addition to, and potentially significantly more onerous than, the requirement to deliver an IRS Form W-8BEN) have been satisfied.  If all or a portion of an ETN were recharacterized as a debt instrument, as described above in “ — Tax Consequences to U.S. Holders — Possible Alternative Tax Treatments of an Investment in the ETNs,” or, if any payment on an ETN, in whole or in part, is treated as a “dividend equivalent” from sources within the

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United States, as described above in “ — Tax Consequences to Non-U.S. Holders — Possible Application of Section 871(m) of the Code,”  these rules could apply to ETNs purchased by Non-U.S. Holders after March 18, 2012 and sold or settled after December 31, 2012 if additional ETNs are issued after March 18, 2012.  Such holders should consult their tax advisers regarding the possible implications of this legislation for their investment in the ETNs.

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Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the prospectus supplement for auto-callable securities) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  You should read the prospectus in that registration statement, the prospectus supplement for auto-callable securities and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for auto-callable securities if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Prospectus Supplement dated December 23, 2008

Prospectus dated December 23, 2008

Terms used in this pricing supplement are defined in the prospectus supplement for auto-callable securities or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

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Annex A

FORM OF NOTICE OF REPURCHASE
Dated:

Morgan Stanley

Fax: (212) 507-0278

E-mail: ETN.Redemptions@morganstanley.com

Dear Ladies/Gentlemen:

The undersigned holder of Morgan Stanley S&P 500 Crude Oil Linked ETNs, CUSIP No. 61760E390 (the “ETNs”) hereby irrevocably elects to exercise, on the repurchase date, with respect to the number of the ETNs indicated below1, as of the date hereof, the repurchase right as described in the pricing supplement relating to the ETNs (the “Pricing Supplement”). Terms not defined herein have the meanings given to such terms in the Pricing Supplement.

The undersigned certifies to you that (i) it is, or is duly authorized to act for, the beneficial owner of the number of ETNs indicated below its signature (and attaches evidence of such ownership as provided by the undersigned’s position services department or the position services department of the entity through which the undersigned holds its ETNs), (ii) it will instruct its DTC custodian with respect to the ETNs (specified below) to book a delivery vs. payment trade on the valuation date with respect to the number of ETNs specified below at a price per ETN equal to the payment upon repurchase, facing Morgan Stanley DTC 050 and (iii) it will cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. New York City time on the repurchase date.

The undersigned understands and agrees that this Notice of Repurchase will not be effective unless and until Morgan Stanley delivers to the undersigned the signed acknowledgement set forth below by 4:00 p.m. on the date hereof.

Very truly yours,

[NAME OF DTC PARTICIPANT HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of ETNs surrendered for repurchase1:

DTC # (and any relevant sub-account):

Contact Name:
Telephone:

Received and acknowledged:
Morgan Stanley

By:
Name
Title

1 You must require us to repurchase at least 100,000 ETNs at one time in order to exercise your right to require us to repurchase your ETNs on any repurchase date.

Morgan Stanley S&P 500 Crude Oil Linked ETNs
due July 1, 2031

Issued by Morgan Stanley